UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Finward Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9204 Columbia Avenue

Munster, Indiana 46321

(219) 836-4400

Notice of Annual Meeting of Shareholders

To Be Held on May 5, 2023

To the Shareholders of Finward Bancorp:

We cordially invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Finward Bancorp, an Indiana corporation (the “Bancorp”), to be held on Friday, May 5, 2023, commencing at 9:00 a.m., Central Daylight Time. The Annual Meeting will be held completely as a virtual meeting of shareholders instead of an in person meeting. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2023. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of four directors of the Bancorp to serve three-year terms expiring in 2026;

2.	Ratification of Auditors. Ratification of the appointment of FORVIS, LLP as independent registered public accountants for the Bancorp for the year ending December 31, 2023;

3.

Advisory Vote on Compensation. A non-binding advisory vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement, commonly referred to as a “Say on Pay” proposal; and

4.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote online at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 3, 2023.

We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the Annual Meeting or any adjournment. Please sign, date, and return the accompanying proxy promptly in the postage-paid envelope furnished for that purpose, or follow the related internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

A copy of our Annual Report for the fiscal year ended December 31, 2022, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Leane E. Cerven
Executive Vice President, Chief Risk Officer, General Counsel and Secretary

Munster, Indiana

March 30, 2023

It is important that you return your proxy promptly. Therefore, whether or not you plan to attend the Annual Meeting online, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States, or follow the related internet or telephone voting instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2023

The Notice of Annual Meeting of Shareholders, the Proxy Statement,

Annual Report, and 2022 Form 10-K are available at www.proxyvote.com

TABLE OF CONTENTS

Page

ITEMS OF BUSINESS	1

VOTING INFORMATION	1

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

PROPOSAL 1 – ELECTION OF DIRECTORS	5
Board Diversity	7
Nominees for Class II Directors – Term Expiring at the Annual Meeting of Shareholders in 2026	8
Class III Directors – Term Expiring at the Annual Meeting of Shareholders in 2024	9
Class I Directors – Term Expiring at the Annual Meeting of Shareholders in 2025	10
Recommendation of the Board of Directors	10

CORPORATE GOVERNANCE	11
Director Independence	11
Leadership Structure of the Board of Directors	11
Meetings of the Board of Directors	12
Board Committees	12
Risk Oversight	14
Communications with Directors	14
Employee, Officer, and Director Hedging	15
Code of Ethics	15
Stock Ownership Guidelines	15

EXECUTIVE COMPENSATION	16
Summary Compensation Table for 2022	16
2015 Stock Option and Incentive Plan	17
2022 Executive Annual Incentive Plan	18
Employees’ Savings and Profit Sharing Plan	19
Group Medical and Insurance Coverage	20
BOLI Insurance	20
Unqualified Deferred Compensation Plan	20
Outstanding Equity Awards at Fiscal 2022 Year-End	21
Potential Payments Upon Termination or Change in Control	22
Employment Agreements	22
Pay Versus Performance	28
Compensation of Directors for 2022	29
Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank	31

TRANSACTIONS WITH RELATED PERSONS	31

RISK MANAGEMENT AND AUDIT COMMITTEE REPORT	32

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
Required Shareholder Approval	33
Recommendation of the Board of Directors	33

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES	33
Audit Fees	33
Audit-Related Fees	33
Tax Fees	33
All Other Fees	33
Preapproval Policy	33

i

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	34
Background	34
Required Shareholder Approval	36
Recommendation of the Board of Directors	36

DELINQUENT SECTION 16 REPORTS	37

SHAREHOLDER PROPOSALS	37

HOUSEHOLDING	37

OTHER MATTERS	38

ii

9204 Columbia Avenue

Munster, Indiana 46321

(219) 836-4400

Proxy Statement

For the Annual Meeting of Shareholders To Be Held on May 5, 2023

The Board of Directors of Finward Bancorp, an Indiana corporation (the “Bancorp”), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held completely virtually at 9:00 a.m., Central Daylight Time, on May 5, 2023, and at any adjournment of the meeting. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2023. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Peoples Bank (the “Bank”). We expect to first mail this proxy statement and the form of proxy to our shareholders on or about March 31, 2023.

ITEMS OF BUSINESS

At the Annual Meeting, shareholders will:

●	vote on the election of four directors to serve three-year terms expiring in 2026;

●	ratify the selection of FORVIS, LLP as auditors for the Bancorp for 2023;

●	hold a non-binding advisory vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement; and

●	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

VOTING INFORMATION

Who is entitled to vote?

Shareholders of record at the close of business on March 3, 2023, the record date, may vote at the Annual Meeting. On the record date, there were 4,304,916 shares of the Bancorp’s Common Stock issued and outstanding, and the Bancorp had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to ratify the selection of FORVIS, LLP as independent registered public accountants for the Bancorp for 2023?

More votes cast in favor of this proposal than are cast against it are required to ratify FORVIS, LLP as the Bancorp’s auditors for 2023. Abstentions and broker non-votes will have no effect on this proposal.

How many votes are required to approve, on an advisory basis, the executive compensation of the Bancorp’s named executive officers?

More votes cast in favor of this proposal than are cast against it are required to approve, on a non-binding advisory basis, the executive compensation of the Bancorp’s named executive officers. Abstentions and broker non-votes will have no effect on the advisory vote on executive compensation.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card or by following the related internet or telephone voting instructions. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf “FOR” the four nominees for director listed below, “FOR” the ratification of FORVIS, LLP as auditors of the Bancorp for 2023, “FOR” the approval of the executive compensation paid to the Bancorp’s named executive officers, and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxies.

If you have shares held by a broker or other nominee, you may instruct the broker or nominee to vote your shares by following the instructions the broker or nominee provides to you. If you do not submit specific voting instructions to your broker or nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” The proposal to ratify FORVIS, LLP as our auditors for 2023 is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, brokers will not have discretion to vote your shares on the election of directors or on the advisory vote on the compensation of the Bancorp’s executive officers. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on the executive compensation of the Bancorp’s named executive officers.

Proxies solicited by this proxy statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Corporate Secretary (Leane E. Cerven, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) attending the Annual Meeting online and voting electronically (attendance at the online meeting will not, by itself, revoke a proxy).

Can I vote my shares at the meeting?

We will not be holding an in person Annual Meeting. Rather, the meeting will be completely virtual and will be held at the time and internet address mentioned in the Notice of Annual Meeting of Shareholders included with these materials. If you are a shareholder of record, you may attend the meeting online and vote your shares electronically during the meeting via internet at www.virtualshareholdermeeting.com/FNWD2023. You will need the information printed in the box marked by the arrow on the accompanying proxy card and you should follow the instructions provided when you login. However, we encourage you to vote by proxy card even if you plan to attend the online meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present electronically or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 3, 2023, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Bancorp’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” (referred to in this proxy statement as “Named Executive Officers”) and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Bancorp and the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at March 3, 2023. Individual beneficial ownership of shares by the Bancorp’s directors is set forth in the table below under “Election of Directors.” Unless otherwise noted below, the address of each director, executive officer, and beneficial owner of more than 5% of the Bancorp’s Common Stock is c/o Finward Bancorp, 9204 Columbia Avenue, Munster, IN 46321.

Name and Address of Individual or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(1)
Executive Officers and Certain Directors
David A. Bochnowski	364,491	(2)	8.5%
Benjamin J. Bochnowski	25,955	(3)	*
Robert T. Lowry	26,444	(4)	*
Peymon S. Torabi	9,066	(5)	*
Todd M. Scheub	19,485	(6)	*
Leane E. Cerven	18,677	(7)	*
All current directors and executive officers as a group (15 persons)	588,277	(8)	13.7%
Other Beneficial Owners of More than 5% of the Common Stock
Fourthstone LLC	379,458	(9)	8.8%

*	Under 1% of outstanding shares.
(1)

For each individual or group disclosed in the table above, the figures in this column are based on 4,304,916 shares of Common Stock issued and outstanding as of March 3, 2023, plus the number of shares of Common Stock each such individual or group has the right to acquire on or within 60 days after March 3, 2023, computed in accordance with Rule 13d‑3(d)(1) under the Exchange Act.

(2)

Includes 241,061 shares held jointly with Mr. Bochnowski’s spouse, 24,990 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power, and 17,600 shares that are owned by his children for which his spouse is custodian or trustee. Also includes 8,729 shares held as co-trustee of funds for the benefit of Mr. Bochnowski’s children, 61,460 shares purchased by Mr. Bochnowski under the Bancorp’s Employees’ Savings and Profit Sharing Plan (the “Profit Sharing Plan”), 8,280 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power, 1,929 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power, and 442 shares solely owned.

(3)

Includes 450 shares held jointly with Mr. Bochnowski’s spouse, 3,619 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power, 1,732 shares purchased by Mr. Bochnowski under the Profit Sharing Plan as to which Mr. Bochnowski has voting and dispositive power, 904 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power, and 19,214 shares solely owned.

(4)

Includes 7,315 shares held jointly with Mr. Lowry’s spouse, 2,342 shares held in his individual retirement account for which he has dispositive and voting power, and 720 shares owned by Mr. Lowry’s spouse in an individual retirement account. Also includes 2,020 shares of restricted stock over which Mr. Lowry has voting but not dispositive power, 13,948 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power, and 99 shares solely owned.

(5)

Includes 1,428 shares held jointly with Mr. Torabi’s spouse, 1,627 shares of restricted stock over which Mr. Torabi has voting but not dispositive power, 5,918 shares purchased by Mr. Torabi under the Profit Sharing Plan, and 93 shares solely owned.

(6)

Includes 5,589 shares held jointly with Mr. Scheub’s spouse, 3,021 shares of restricted stock over which Mr. Scheub has voting but not dispositive power, and 10,875 shares purchased by Mr. Scheub under the Profit Sharing Plan as to which Mr. Scheub has dispositive and voting power.

(7)

Includes 6,586 shares owned jointly with Ms. Cerven’s spouse, 1,866 shares of restricted stock over which Ms. Cerven has voting but not dispositive power, 9,285 shares owned by Ms. Cerven’s spouse in an individual retirement account, 140 shares purchased by Ms. Cerven under the Profit Sharing Plan as to which Ms. Cerven has dipositive and voting power, and 800 shares owned by Ms. Cerven in an individual retirement account. On January 6, 2023, the Bancorp announced that, effective at the close of business on May 5, 2023, Ms. Cerven will be retiring from her role at the Bancorp and the Bank. Ms. Cerven’s retirement is not related to any disagreement with the Bancorp regarding any financial, accounting, or other matters.

(8)	Includes 94,073 shares held under the Profit Sharing Plan and 17,374 shares of restricted stock granted under the Bancorp’s 2015 Stock Option and Incentive Plan (the “2015 Plan”).
(9)

This information is based solely on a Schedule 13G filed with the SEC on February 14, 2023, by Fourthstone LLC (“Fourthstone”), along with its affiliates Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd., Fourthstone GP LLC, Fourthstone QP Opportunity Fund LP, and Fourthstone Small-Cap Financials Fund LP. Fourthstone holds these shares of Common Stock on behalf of its advisory clients. The registered office of Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd., Fourthstone GP LLC, Fourthstone QP Opportunity Fund LP, and Fourthstone Small-Cap Financials Fund LP is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board”) currently consists of eleven members. The By-Laws provide that the Board of Directors is to be divided into three classes, with each class containing directors as nearly equal in number as the then total number of directors constituting the entire Board permits. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2024 Annual Meeting, and the term of the Class I directors expires at the 2025 Annual Meeting.

The four nominees for director this year are Benjamin J. Bochnowski, Donald P. Fesko, O.D., FACHE, Danette Garza, J.D., CPA, and Robert E. Johnson, III, each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Mr. Bochnowski, Mr. Fesko, Ms. Garza, and Mr. Johnson will expire in 2026. No director or nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, except that David A. Bochnowski is Benjamin J. Bochnowski’s father. Except as otherwise described above, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

On January 27, 2023, David A. Bochnowski, the current Executive Chairman of the Board, informed the Board of his decision to retire as Executive Chairman and as a member of the Board effective as of June 30, 2023. Mr. Bochnowski’s retirement is not related to any disagreement with the Bancorp or the Bank regarding any financial, accounting, or other matters. In conjunction with Mr. Bochnowski’s retirement, on January 27, 2023, the Board appointed Benjamin J. Bochnowski, currently the Bancorp’s President and Chief Executive Officer and a member of the Board, to succeed David Bochnowski as the Chairman of the Board, effective as of June 30, 2023.

Pursuant to the Bancorp’s Corporate Governance Guidelines, directors are permitted to serve on the Board until they reach the age of 76, at which time they are required to retire from the Board effective as of the conclusion of the annual shareholders meeting following the date on which the director attains age 76. Director James Wieser will attain the age of 76 prior to the date of the Annual Meeting and, under the Bancorp’s Corporate Governance Guidelines, would be required to retire from the Board effective as of the conclusion of the Annual Meeting. However, on January 13, 2023, the Nominating and Corporate Governance Committee approved the waiver of the retirement requirement for Director Wieser so that he may continue to serve until the end of his current term as a Class III Director, which term will expire at the Annual Meeting of Shareholders in 2024.

The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.

Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on March 3, 2023		Percent of Class(1)
Nominees for Director
(Class II – Term expiring at annual meeting of shareholders in 2026)
Benjamin J. Bochnowski	42	President and Chief Executive Officer of the Bancorp	2014	25,955	(2)	*
Donald P. Fesko, O.D., FACHE	50	President and Chief Executive Officer of Community Foundation of Northwest Indiana	2005	3,952	(3)	*
Danette Garza, J.D., CPA	68	Attorney and Certified Public Accountant; Chief Executive Officer of Jack Gray Logistics Network, Inc., Gary, Indiana	2013	6,493	(4)	*
Robert E. Johnson, III	53	President and Chief Executive Officer of Cimcor, Inc.	2016	2,863	(5)	*

Directors Continuing in Office
(Class III – Term expiring at annual meeting of shareholders in 2024)
David A. Bochnowski	77	Executive Chairman of the Bancorp	1977	364,491	(2)	8.5%
Kenneth V. Krupinski	75	Retired Certified Public Accountant; past President of Swartz Retson & Co., P.C., Merrillville, Indiana	2003	12,577	(6)	*
Anthony M. Puntillo, D.D.S., M.S.D.	56	Orthodontist and Chief Executive Officer of Puntillo and Crane Orthodontics, PC	2004	4,788	(7)	*
James L. Wieser, J.D.	75	Attorney with Wieser & Wyllie LLP, Schererville, Indiana	1999	8,463	(8)	*

(Class I – Term expiring at annual meeting of shareholders in 2025)
Joel Gorelick	75	Retired; former President and Chief Operating Officer of the Bancorp, Charter Chairman Emeritus of the Lake County Economic Alliance, Inc., and Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation	2000	52,463	(9)	1.2%
Amy W. Han, Ph.D.	59	Director for Clinical Affairs and Education of Indiana University School of Medicine – Northwest	2008	7,275	(10)	*
Robert W. Youman	60	Investment Advisor and Managing Director with Horwitz & Associates	2022	25,285	(11)	*

* Under 1% of outstanding shares.

(1)

For each individual disclosed in the table above, the figures in this column are based on 4,304,916 shares of common stock issued and outstanding as of March 3, 2023, plus the number of shares of common stock each such individual has the right to acquire on or within 60 days after March 3, 2023, computed in accordance with Rule 13d‑3(d)(1) under the Exchange Act.

(2)	For further information regarding the beneficial ownership of these shares, see “Security Ownership by Certain Beneficial Owners and Management” beginning on page 3.
(3)	Includes 2,918 shares held jointly with Dr. Fesko’s spouse, 179 shares of restricted stock over which Dr. Fesko has voting but not dispositive power, and 855 shares solely owned.
(4)	Includes 600 shares held in Ms. Garza’s individual retirement account, 148 shares of restricted stock over which Ms. Garza has voting but not dispositive power, and 5,745 shares solely owned.
(5)	Includes 173 shares of restricted stock over which Mr. Johnson has voting but not dispositive power, and 2,690 shares solely owned.
(6)

Includes 11,084 shares held jointly with Mr. Krupinski’s spouse, 1,000 shares held in Mr. Krupinski’s individual retirement account, 296 shares of restricted stock over which Mr. Krupinski has voting but not dispositive power, and 197 shares solely owned.

(7)	Includes 253 shares of restricted stock over which Dr. Puntillo has voting but not dispositive power, 3,378 shares held as trustee, and 1,157 shares solely owned.
(8)	Includes 7,293 shares held jointly with Mr. Wieser’s spouse, 234 shares of restricted stock over which Mr. Wieser has voting but not dispositive power, and 936 shares solely owned.
(9)

Includes 832 shares held jointly with Mr. Gorelick’s spouse, 296 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power, 48,558 shares held in Mr. Gorelick’s individual retirement account, 917 shares held by Mr. Gorelick’s spouse in her individual retirement account, 1,460 shares owned as custodian for Mr. Gorelick’s children, and 400 shares solely owned.

(10)	Includes 6,674 shares held jointly with Dr. Han’s spouse, 247 shares of restricted stock over which Dr. Han has voting but not dispositive power, and 354 shares solely owned.
(11)	Includes 22,594 shares held in Mr. Youman’s individual retirement account, 2,392 shares held as trustee, and 299 shares solely owned.

Each of the Bancorp’s directors and director nominees has particular experience, qualifications, attributes, and skills that qualify him or her to serve as a director of the Bancorp. These particular attributes are set forth below for each such director or director nominee.

Board Diversity

Listing Rule 5605(f) (the “Diverse Board Representation Rule”) of The NASDAQ Stock Market, LLC (“Nasdaq”) requires each Nasdaq-listed company, subject to certain exceptions, to have or explain why it does not have (1) at least one director who self-identifies as female, and (2) at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+. All Nasdaq-listed companies must have, or explain why they do not have, at least one diverse director by August 7, 2023. All companies listed on the Nasdaq Capital Market, such as the Bancorp, must have, or explain why they do not have, at least two diverse directors by August 6, 2026.

In addition, Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each Nasdaq-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+.

Although we are not required to fully comply with the Diverse Board Representation Rule until 2026, we believe we presently meet the requirements of that rule based on the self-identified characteristics of the current members of our Board.  In the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

Board Diversity Matrix (as of March 28, 2023)
Total Number of Directors			11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity Directors	2	9	0	0
Part II: Demographic Background African American or Black Alaskan Native or Native American Asian Hispanic or Latinx Native Hawaiian or Pacific Islander White Two or More Races or Ethnicities	0 0 1 1 0 0 0	1 0 0 0 0 8 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0
LGBTQ+		0
Did Not Disclose Demographic Background		0

Nominees for Class II Directors – Term Expiring at the Annual Meeting of Shareholders in 2026

 Benjamin J. Bochnowski currently serves as President and Chief Executive Officer of the Bancorp and Chief Executive Officer of Peoples Bank. Mr. Bochnowski joined the Bancorp in 2010, became Executive Vice President and Chief Operating Officer of the Bancorp in 2013, was promoted to President and Chief Operating Officer in 2015, and became the Chief Executive Officer in 2016. He is a Director and member of the Executive Committee of the Indiana Bankers Association, and serves on the Membership Committee of the American Bankers Association. He also serves on the Board of Directors of One Region, a non-profit business organization focused on population growth. Mr. Bochnowski volunteers with the Volunteer Income Tax Assistance (VITA) Program for low-income individuals, and has been a mentor for the Entrepreneurship Boot Camp for Veterans at Purdue University.

 Donald P. Fesko, O.D., FACHE, is the President and Chief Executive Officer of Community Foundation of Northwest Indiana, a position he has held since 2016. Prior to that, he served as Chief Executive Officer of Community Hospital from 2005 to 2016. Dr. Fesko has significant health care expertise, and is active in the Bank’s communities. These attributes are of value to the Bancorp in offering Bank products and services to the health care industry and to other Bank customers. He also served on a compensation committee for the Community Foundation of Northwest Indiana, bringing him expertise of value to his service as the Chair of the Compensation and Benefits Committee, and as a member of the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

 Danette Garza, J.D., CPA, served as Probate Commissioner for the Lake County Superior Court from 2013 to 2017. In 2015, she took ownership of Jack Gray Transport Logistics Network, Inc., a bulk and break bulk hauler and stevedore operation located in Gary, Indiana. She is a certified public accountant as well as a licensed attorney specializing in corporate, estate planning, and elder law. She brings to the Board financial expertise and strong business acumen. The Board draws on her professional strengths and civic involvement as resources to help with the Bancorp’s strategic direction and capitalize on strategic opportunities of the Bancorp. She serves as the Chair of the Risk Management and Audit Committee, and as a member of the Wealth Management Committee, the Strategic Planning Committee, and the Credit Committee.

 Robert E. Johnson, III, currently is the President and Chief Executive Officer of Cimcor, Inc., a position he has held since 1997. Cimcor, Inc. develops cutting edge IT security software to enable companies to maintain IT system integrity, take immediate action to change, and meet compliance regulations. Prior to Cimcor, Mr. Johnson was the manager of business systems for Kvaerner Metals and Manager of Process Automation & Control for Davy McKee Corporation. Mr. Johnson was appointed Chairman of the board of directors for The Methodist Hospitals in 2020. He has been a member of The Methodist Hospitals board since 2009, and has previously served as the Chair of the Finance Committee and as Vice-Chairman of the board. Mr. Johnson is the former Chairman of the board of directors of the Legacy Foundation. He is a member of the Indiana District Export Council (IDEC), a non-profit operating under the auspices of the U.S. Department of Commerce that promotes and supports exporting as a way to strengthen Indiana companies, and is also a member of the board of One Region, a regional economic development organization. Mr. Johnson’s cyber security and information technology knowledge and record of community engagement and entrepreneurship add strong expertise and value to the Bancorp’s oversight responsibilities and community banking efforts. Mr. Johnson’s experience, as described above, assists in his role as the Chair of the Strategic Planning Committee, and as a member and former chair of the Risk Management and Audit Committee.

Class III Directors – Term Expiring at the Annual Meeting of Shareholders in 2024 (except as noted)

 David A. Bochnowski is the Executive Chairman of the Bancorp, a position he has held since 2016. Mr. Bochnowski was previously the Chief Executive Officer of the Bancorp for 35 years and has over 43 years of banking experience. He has an in-depth knowledge of the Bancorp and its subsidiaries having managed the growth and operations of the companies through numerous business cycles. An attorney with experience in federal laws and regulations applicable to the industry, he has also been actively involved in national and state issues impacting the community banking industry. He maintains a high profile in business and not for profit community activities throughout Northwest Indiana. Mr. Bochnowski also serves as the Chair of the Executive Committee. As previously disclosed, on January 27, 2023, Mr. Bochnowski informed the Board of his decision to retire as Executive Chairman and as a member of the Board effective as of June 30, 2023.

 Kenneth V. Krupinski, CPA (Inactive), is the retired past President of an accounting firm and was a CPA for 43 years. He is also actively involved in the Bank’s community. Mr. Krupinski’s extensive accounting background enables him to provide value to the Board in his role as the Chair of the Nominating and Corporate Governance Committee, and as a member of the Bancorp’s Risk Management and Audit Committee, the Executive Committee, the Credit Committee, and the Wealth Management Committee.

 Anthony M. Puntillo, D.D.S., M.S.D., founded Puntillo and Crane Orthodontics, PC, a dental specialty practice with multiple locations in Northwest Indiana, in 1994. He is the co-owner and senior partner of the practice. He also serves as a Director of the American Board of Orthodontics, is a past President of the Great Lakes Association of Orthodontists, and is a member of various other orthodontics associations. He is professionally active in the Bank’s communities. His experience and profile assist the Bancorp and the Bank with their business lending strategies. Dr. Puntillo serves as the Lead Independent Director for the Bancorp and the Bank, is the Vice-Chairman of the Board and the Executive Committee, and serves as a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

 James L. Wieser, J.D., is an attorney with over 50 years of experience. He concentrates his practice in the areas of real estate development and the representation of small businesses. This experience assists the Bancorp and the Bank in their real estate and small business lending. He has also served on several audit and risk management committees of not-for-profit organizations. He serves as a member of the Compensation and Benefits Committee, the Executive Committee, the Credit Committee, and the Wealth Management Committee.

Class I Directors – Term Expiring at the Annual Meeting of Shareholders in 2025

 Joel Gorelick served as President and Chief Operating Officer of the Bancorp until January 2013 when he retired, and has over 50 years of banking experience including retail and commercial banking. He is a Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation and a Charter Chairman Emeritus of the Lake County Economic Alliance, Inc. He has detailed knowledge of commercial lending facilities as well as the intricacies of daily banking operations. His expertise has been utilized as an instructor for educational seminars offered by the Indiana Bankers Association. He has a high profile within the community and is active in numerous community activities. This experience assists him in his role as Chair of the Credit Committee and as a member of the Risk Management and Audit Committee, Strategic Planning Committee, and the Executive Committee.

 Amy W. Han, Ph.D., completed a Ph.D. in Psychology from the University of Notre Dame in 2003. Prior to graduate work, Dr. Han worked as a management consultant in the areas of human resource management and strategic management with Norrell Services and AT&T in Chicago. She currently serves as the Director for Clinical Affairs and Education at the Northwest campus of Indiana University School of Medicine. Dr. Han lends expertise to the Board in the human resources management and strategic management areas. She brings leadership skills and the ability to help individuals achieve their goals to the Board of Directors. She is also very knowledgeable about the means and methods of providing good customer service to individuals in Northwest Indiana and greater Chicagoland. Additionally, Dr. Han has expertise in diversity, equity, and inclusion matters, having created IU’s first Scholarly Concentration in Urban Medicine, Health Disparities and Social Determinants of Health, directly impacting the community. Dr. Han also serves on several local boards. This experience assists her in her role as the Chair of the Wealth Management Committee, and as a member of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.

 Robert W. Youman, CPA (Inactive), is an Investment Advisor and Managing Director of Horwitz & Associates, positions he has held since January 2016. He has worked in the securities industry for over thirty years focusing on serving community banks and their investors. Mr. Youman began his career with KPMG LLP where he specialized in audits of community banks. He served as a member of the board of directors of Royal Financial, Inc. and its wholly-owned Illinois state-chartered savings bank subsidiary, Royal Savings Bank, from 2017 to 2022. Mr. Youman lives in Illinois and is familiar with the financial services markets in the Chicagoland area. He also has extensive experience in the areas of community banking, finance, mergers and acquisitions, strategic planning, and wealth management. This experience assists him in his role as a member of the Risk Management and Audit Committee, the Strategic Planning Committee, the Credit Committee, and the Wealth Management Committee.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the Class II Director nominees set forth above. Proxies solicited by the Board will be so voted, unless shareholders specify otherwise on their proxy cards.

CORPORATE GOVERNANCE

Director Independence

All of the directors except David A. Bochnowski and Benjamin J. Bochnowski meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Market. Directors David Bochnowski and Benjamin Bochnowski are not independent because they are employees of the Bancorp. Moreover, all of the members of the Bancorp’s Risk Management and Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee meet the independence standards set forth in the SEC rules and the Nasdaq Listing Standards.

The Board of Directors of the Bancorp determines the independence of each of the directors under the Listing Standards of the Nasdaq Stock Market, which for purposes of determining the independence of the Risk Management and Audit Committee members also incorporate the standards of the SEC included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The non-management directors of the Board meet in executive session without the presence of David Bochnowski and Benjamin Bochnowski. In addition, the Board will meet in executive session without David Bochnowski and Benjamin Bochnowski at least twice a year, in accordance with Nasdaq Listing Rule 5605(b)(2) and Nasdaq IM-5605-2.

Leadership Structure of the Board of Directors

The Bancorp’s By-Laws currently provide that the Board may designate a Chairman of the Board, and may designate such Chairman of the Board as an officer of the Bancorp. As a result, the Chairman of the Board may simultaneously serve as an officer of the Bancorp. In this regard, David A. Bochnowski serves as the Executive Chairman of the Board, which is designated as an executive officer position of the Bancorp. On January 27, 2023, David A. Bochnowski informed the Board of his decision to retire as Executive Chairman and as a member of the Board effective as of June 30, 2023. In conjunction with Mr. Bochnowski’s retirement, on January 27, 2023, the Board appointed Benjamin J. Bochnowski, currently the Bancorp’s President and Chief Executive Officer and a member of the Board, to succeed David Bochnowski as the Chairman of the Board, effective as of June 30, 2023. The appointment of Benjamin Bochnowski as Chairman is the result of the implementation of the Bancorp’s normal succession planning process.

In addition, the Board evaluates, from time to time as appropriate, whether the same individual should serve as Chairman of the Board and Chief Executive Officer or whether these positions should be held by different individuals, based on what the Board considers to be in the best interests of the Bancorp and its shareholders. In this regard, since 2016, David A. Bochnowski has served as Executive Chairman of the Board of the Bancorp, and Benjamin J. Bochnowski has served as the Chief Executive Officer of the Bancorp while also serving as a member of the Board. The Board believes this leadership structure has been appropriate for the Bancorp during this period, as it has provided a balance between the two roles of Chairman and Chief Executive Officer. In this regard, by separating the Chairman and Chief Executive Officer roles, the Bancorp has been able to benefit from David Bochnowski’s guidance, significant historical experience with the Bancorp and its business, and overall board leadership acumen, while at the same time having Benjamin Bochnowski focus his responsibilities on setting the strategic direction for the Bancorp and the day-to-day leadership and performance of the Bancorp’s business.

Upon David Bochnowski’s retirement from the Board and Benjamin Bochnowski’s appointment as Chairman, effective as of June 30, 2023, the positions of Chairman and Chief Executive Officer of the Bancorp will once again be combined. From 1981 to 2016, David Bochnowski served as both Chairman of the Board and Chief Executive Officer of the Bancorp. The Board determined it was appropriate to permit the same individual to serve as both Chairman and Chief Executive Officer during this period, and with Benjamin Bochnowski’s appointment as Chairman, the Board once again has determined that such a combined role is appropriate for the Bancorp’s leadership structure. In this regard, the combined role will promote unified leadership and direction for the Board and for executive management during an important period of growth for the Bancorp’s business, and it will allow for a single, clear focus for the chain of command to execute the Bancorp’s business plans. Moreover, the Bancorp receives active and effective management and oversight of its operations by the Board’s independent directors, which includes the position of a Lead Independent Director of the Board, as discussed below. In light of these considerations, the Board believes the combination of the Chairman and Chief Executive Officer positions upon the effectiveness of Benjamin Bochnowski’s appointment as Chairman is an appropriate leadership structure for the Bancorp going forward. In the future, the Board once again may determine to separate the roles of Chief Executive Officer and Chairman of the Board, if the Board determines this to be in the best interests of the Bancorp and its shareholders. To ensure the preservation of good governance, the Board has and will continue to maintain the position of Lead Independent Director so that there will be a strong, independent leader in place to facilitate the consideration of matters and actions taken by the non-employee, independent directors.

Since February 2022, Anthony M. Puntillo has served as Lead Independent Director of the Board. The Lead Independent Director is appointed to serve in such capacity until his or her successor is duly appointed, or until his or her earlier removal or resignation, or until such time as he or she is no longer an independent director of the Board. The Lead Independent Director is tasked with helping develop agendas for each of the Board’s meetings and presiding as the chair of executive sessions which are generally held in conjunction with each of the Board’s regularly scheduled meetings. The Lead Independent Director is also tasked with identifying and developing, in conjunction with the Chairman of the Board and the Nominating and Corporate Governance Committee, the Board’s compositional needs and criteria for director candidates, and coordinating responses to questions and/or concerns from shareholders or other interested parties that may be communicated to the Bancorp’s non-employee directors. The Lead Independent Director serves at the discretion of the independent directors of the Board and may be removed from the position, with or without cause, by a majority vote of the Board’s independent directors or by the appointment of a new Lead Independent Director at any time.

The Bancorp’s management and the Board believe the current and future leadership structure described above is appropriate because it is advantageous to and in the best interests of the Bancorp and its shareholders. In addition, this leadership structure promotes clear direction for the Board and the Bancorp’s management, while at the same time providing a mechanism for strong, independent governance in circumstances where it is advisable or necessary to have the non-employee, independent directors consider matters and take action.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2022, the Board of Directors of the Bancorp met or acted by written consent 17 times. No director attended fewer than 80% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he or she served as director and of meetings of committees on which he or she served during that fiscal year.

Board Committees

Executive Committee

The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Puntillo (Vice Chair), Benjamin Bochnowski, Gorelick, Han, Krupinski, and Wieser. David Bochnowski will step down as Chairman and as a member of the Executive Committee effective as of his retirement from the Board on June 30, 2023. At that time, Benjamin Bochnowski has been appointed to become Chairman of the Executive Committee. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions. During the year ended December 31, 2022, the Executive Committee met or acted by written consent nine times.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which currently consists of Directors Krupinski (Chair), Han (Vice Chair), Fesko, and Puntillo. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors; to review and reassess the adequacy of the Bancorp’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance and report its findings to the Board; to recommend to the Board director nominees for each committee of the Bancorp; to review and reassess the adequacy of its written Charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race, and age diversity. The Nominating Committee assesses the effectiveness of its efforts to have a diverse Board of Directors by periodically reviewing the current Board members for geographic, occupational, gender, race, and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Bancorp, and willingness to devote adequate time to Board duties. During the year ended December 31, 2022, the Nominating and Corporate Governance Committee met or acted by written consent seven times.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Bancorp’s shareholders. The Nominating and Corporate Governance Committee evaluates candidates recommended by shareholders using the same criteria it applies to evaluate other director candidates. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”

Risk Management and Audit Committee

The Board of Directors has appointed a Risk Management and Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, which is composed of Directors Garza (Chair), Johnson (Vice Chair), Gorelick, Krupinski, and Youman. The Risk Management and Audit Committee is comprised solely of independent directors, as defined in the SEC rules and the Nasdaq Listing Standards. In addition, the Board of Directors has determined that Directors Garza and Johnson are “audit committee financial experts,” as that term is defined in the Exchange Act.

The Risk Management and Audit Committee functions as the Bancorp’s liaison with its external auditors and reviews audit findings presented by the Bancorp’s internal auditor. The Risk Management and Audit Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Risk Management and Audit Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Bancorp’s financial condition. The Board of Directors has adopted a written Charter for the Risk Management and Audit Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2022, the Risk Management and Audit Committee met or acted by written consent eight times.

Compensation and Benefits Committee

The Board of Directors has appointed a Compensation and Benefits Committee composed of Directors Fesko (Chair), Wieser (Vice Chair), Han, and Puntillo. The Compensation and Benefits Committee is comprised solely of independent directors, as defined in the SEC rules and the Nasdaq Listing Standards. The Compensation and Benefits Committee is responsible for reviewing, determining, and establishing the compensation of directors and (as the Bank’s Compensation and Benefits Committee) the salaries, bonuses, and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written Charter for the Compensation and Benefits Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2022, the Compensation and Benefits Committee met or acted by written consent 13 times. For 2022, the Compensation and Benefits Committee consulted Meridian Compensation Partners, LLC and considered surveys provided by Compdata Surveys (Banking and Finance Survey), and McLagan Survey (Regional Community Banks) in determining the executive compensation and director compensation.

Strategic Planning Committee

The Board of Directors has appointed a Strategic Planning Committee composed of Directors Johnson (Chair), Fesko (Vice Chair), Garza, Gorelick, and Youman. The Committee is responsible for reviewing the Bancorp’s strategic plan and capital plan and recommending such plans to the Board, and ensuring the successful execution of the Bancorp’s strategic plan and capital plan by monitoring management’s progress in achieving plan objectives. During the year ended December 31, 2022, the Strategic Planning Committee met or acted by written consent four times.

Wealth Management Committee

The Board of Directors has appointed a Wealth Management Committee composed of Directors Han (Chair), Wieser (Vice Chair), Garza, Krupinski, and Youman. The primary function of the Wealth Management Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring the functioning of the Wealth Management Group. The Committee also provides oversight to assist in its compliance with all applicable laws, rules, regulations, and internal policies of the Bank. During the year ended December 31, 2022, the Wealth Management Committee met or acted by written consent four times.

Credit Committee

The Board of Directors has appointed a Credit Committee composed of Directors Gorelick (Chair), Krupinski (Vice Chair), Garza, Wieser, and Youman. The Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring credit and lending strategies and credit risk management, reviewing the quality and performance of the Bank’s credit portfolio, and reviewing and approving certain loan requests as specified in the applicable loan approval policies. During the year ended December 31, 2022, the Credit Committee met or acted by written consent 11 times.

Risk Oversight

The Board of Directors plays an active role in the oversight of credit risk, market risk, operational risk, liquidity risk, and similar risks of the business of the Bancorp. It performs this role primarily through its Committee structure. The Risk Management and Audit Committee of the Bancorp has oversight responsibilities with respect to financial information of the Bancorp, the systems of internal controls established by management and the Board, and compliance and risk management, accounting and financial reporting processes. Members of the Risk Management and Audit Committee have the opportunity to communicate as needed with the chief executive officer, chief financial officer, chief credit officer, chief risk officer, general counsel, internal auditor, and compliance officer of the Bank as well as the Bancorp’s outside auditor and other directors of the Bancorp. The Committee also is authorized to retain independent counsel and accountants to the extent deemed necessary to assist with its risk oversight responsibilities. In addition, the Compensation and Benefits Committee evaluates the compensation programs of the Bancorp to ensure that they do not create incentives among management employees to take undue risks. The Bank also has a Strategic Planning Committee that, among other things, monitors risks relating to liquidity, investments, and interest rate risk and a Credit Committee that, among other things, monitors risk in the credit portfolio.

Communications with Directors

The Board of Directors of the Bancorp has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Finward Bancorp, Board of Directors, c/o Corporate Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Corporate Secretary of the Bancorp has been instructed by the Board to promptly forward all such communications to the specified addressees thereof. All of the Bancorp’s directors then in office attended the Annual Meeting of Shareholders held on May 20, 2022.

Employee, Officer, and Director Hedging

The Board has adopted the Finward Bancorp Insider Trading Policy (the “Insider Trading Policy”) that, among other things, prohibits a director, executive officer, or employee from entering into any hedging, derivative, or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the Bancorp’s common stock would affect the value of the shares of Bancorp common stock owned by the executive officer or director. The Insider Trading Policy provides that examples of prohibited hedging transactions include (i) short-term trading of the Bancorp’s common stock (the practice of purchasing and selling shares of the same class of Bancorp stock within a six month period, or vice versa); (ii) short sales of the Bancorp’s common stock (the practice of selling a security that the seller does not own); (iii) transactions in put options, call options, or other derivative securities relating to the Bancorp’s common stock; (iv)  entering into prepaid variable forward sale contracts, equity swaps, exchange funds, or zero cost collars relating to the Bancorp’s common stock; and (v) placing standing or limit orders on the Bancorp’s common stock. Under the policy, except as otherwise permitted by the Bancorp’s Board, directors, executive officers and other employees also are prohibited from pledging, hypothecating, or otherwise encumbering shares of the Bancorp’s common stock as collateral for indebtedness, including holding such shares in a margin account.

The information provided under this Employee, Officer, and Director Hedging section shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Bancorp specifically incorporates this information by reference.

Code of Ethics

The Bancorp has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Bancorp’s directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer, and controller. The Ethics Code is posted on the Bancorp’s website at www.ibankpeoples.com. The Bancorp intends to disclose any waivers of the Ethics Code for directors or executive officers of the Bancorp and any amendments to the Ethics Code by posting such waivers and amendments on its website.

Stock Ownership Guidelines

On January 27, 2023, the Bancorp’s Board adopted stock ownership guidelines (the “Stock Ownership Guidelines”), which require that each director serving on the Board and each executive officer of the Bancorp attain and maintain a level of ownership of shares of the Bancorp’s Common Stock having a value at least equal to the following ownership thresholds specified in the Stock Ownership Guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	3x annual base salary
Executive Chairman	3x annual base salary
All Other Executive Officers	1x annual base salary
Non-Employee Directors	$100,000 in market value

Shares of the Bancorp’s Common Stock that count toward satisfaction of the minimum ownership thresholds in the Stock Ownership Guidelines include: (i) shares beneficially owned by the director or executive officer (including shares held by his or her immediate family members or held in trust for the benefit of the director or executive officer or his or her immediate family members), including shares held in the Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust and other retirement accounts or deferred compensation plans, and shares held indirectly through partnerships, trusts, or other entities to the extent the director or executive officer has an economic interest in such shares; (ii) shares of time-based restricted stock (whether vested or unvested); and (iii) shares of performance based restricted stock, but only upon the certification of the achievement of the applicable performance goals.

Each director and executive officer who is the recipient of the Bancorp’s Common Stock upon the vesting of an award under the 2015 Plan or any other stock incentive program of the Company must hold 100% of those shares for at least one year from the date of vesting, in addition to any retention period required as a vesting condition. Further, after expiration of one year from the date of vesting, each director and executive officer must continue to retain at least 75% of the net shares of the Bancorp’s Common Stock acquired on vesting of restricted stock, restricted stock units, performance shares, or on exercise of stock options until he or she is in compliance with the minimum ownership level in the Stock Ownership Guidelines. However, a director or executive officer may sell the Bancorp’s Common Stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability, or on vesting of other equity incentive awards for the limited purpose of paying any applicable tax liability.

Each director and executive officer must satisfy his or her applicable minimum ownership level of the Bancorp’s Common Stock within five years of becoming subject to the Stock Ownership Guidelines. In the event that the Stock Ownership Guidelines place a financial hardship on any director or executive, the Nominating and Corporate Governance Committee may, in its discretion, develop an alternative stock ownership guideline for such director or executive officer that reflects the intention of the Stock Ownership Guidelines and the director or executive officer’s personal circumstances. The Nominating and Corporate Governance Committee may also, in its discretion, consider exceptions for charitable gifts, estate planning transactions, and certain other limited circumstances.

If a director or executive officer fails to comply with the Stock Ownership Guidelines, the Nominating and Corporate Governance Committee may take any action it deems advisable, including but not limited to, payment of future annual or long-term cash incentives in the form of shares of restricted stock or reduced future equity compensation awards.

EXECUTIVE COMPENSATION

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2021 and 2022:

Summary Compensation Table for 2022

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Benjamin J. Bochnowski	2022	$398,336	$103,642	–	$49,504	$551,482
President and Chief Executive Officer and Chief Executive Officer of the Bank	2021	$386,734	$59,049	$145,103	$58,682	$649,568
Peymon S. Torabi	2022	$216,993	$42,013	–	$28,146	$287,152
Executive Vice President, Chief Financial Officer and Treasurer	2021	$196,000	$32,200	$52,528	$32,035	$312,763
Robert T. Lowry	2022	$251,996	$52,037	–	$34,213	$338,246
Executive Vice President, Chief Operating Officer	2021	$242,618	$37,868	$65,022	$36,028	$381,536
Leane E. Cerven(5)	2022	$226,847	$47,241	–	$32,282	$306,370
Executive Vice President, Chief Risk Officer, General Counsel, and Secretary	2021	$220,240	$35,681	$59,024	$35,403	$350,348
Todd M. Scheub(6)	2022	$271,000	$93,453	–	$34,372	$398,825
Executive Vice President, Chief Revenue Officer; President of Peoples Bank	2021	$240,883	$38,232	$64,557	$38,372	$382,044

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Executive officers of the Bancorp who serve as directors do not receive director fees.
(2)

The amount reflected in this column is the aggregate grant date fair market value of stock awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2022, included in the Bancorp’s Annual Report on Form 10-K for 2022, and in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2021, included in the Bancorp’s Annual Report on Form 10-K for 2021.

(3)

For 2022, the amounts in this column represent the dollar value of all amounts earned in respect of services performed during 2022 upon the satisfaction of specified performance criteria pursuant to the Bancorp’s 2022 Executive Annual Incentive Plan (the “Executive Incentive Plan”), whether or not paid to the Named Executive Officer. For a description of the Executive Incentive Plan, see “2022 Executive Annual Incentive Plan” beginning on page 18 below. Based on 2022 performance, no cash incentives were paid under the Executive Incentive Plan to Messrs. Bochnowski, Torabi, Lowry, and Scheub and Ms. Cerven.

(4)

“All Other Compensation” includes contributions of the Bank made under its Profit-Sharing Plan on behalf of Messrs. Bochnowski, Torabi, Lowry, and Scheub and Ms. Cerven of $11,910, $6,348, $7,501, $7,867, and $6,783 for 2022, respectively. In addition, this amount includes cash earned in lieu of 2022 vacation days on behalf of Messrs. Bochnowski, Torabi, Lowry and Scheub and Ms. Cerven in the amounts of $16,362, $11,308, $9,331, $9,265, and $6,777, respectively. Such amount also includes, for the personal benefit of the officers, Split Dollar Plan Life Insurance benefits on their lives in the amounts of $105, $97.5, $176, $117.50, and $646 for 2022 for Messrs. Bochnowski, Torabi, Lowry, and Scheub, and Ms. Cerven, respectively. Such amount also includes dividends paid on restricted stock awards to Messrs. Bochnowski, Torabi, Lowry, and Scheub, and Ms. Cerven in the amounts of $5,818, $2,249, $3,431, $4,066, and $3,204 for 2022, respectively. Mr. Bochnowski’s amount for 2022 also includes a credit in the amount of $2,760 under the Bank’s Unqualified Deferred Compensation Plan. Such amount also includes the following perquisites provided to the Named Executive Officers for 2022: B. Bochnowski – auto expenses $9,582, phone expenses $1,320, and long-term and short-term disability and life insurance premiums for standard bank benefits $1,647; P. Torabi – auto expenses $5,189, phone expenses $1,320, and long-term and short-term disability and life insurance premiums for standard bank benefits $1,634; R. Lowry – auto expenses $10,807, phone expenses $1,320, and long-term and short-term disability and life insurance premiums for standard bank benefits $1,647; L. Cerven – auto expenses $11,905, phone expenses $1,320, long-term and short-term disability and life insurance premiums for standard bank benefits $1,647; and T. Scheub – auto expenses $10,089, phone expenses $1,320, long-term and short-term disability and life insurance premiums for standard bank benefits $1,647.

(5)

Effective at the close of business on May 5, 2023, Ms. Cerven will be retiring from her role at the Bancorp and the Bank. Ms. Cerven’s retirement is not related to any disagreement with the Bancorp regarding any financial, accounting, or other matters.

(6)

On April 27, 2022, Mr. Scheub was appointed as Executive Vice President & Chief Revenue Officer of the Bancorp and President of the Bank, with both appointments becoming effective immediately. Mr. Scheub previously served as the Executive Vice President, Chief Banking Officer of the Bancorp and the Bank, a position he has held since 2017.

2015 Stock Option and Incentive Plan

The Board of Directors adopted the 2015 Stock Option and Incentive Plan (the “2015 Plan”) on February 27, 2015, and the plan was approved by our shareholders at the 2015 annual meeting of shareholders. The 2015 Plan was amended and restated as of February 25, 2022, solely to reflect the change of the Bancorp’s name to Finward Bancorp. The 2015 Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Awards may be granted singly or in combination as determined by the Compensation and Benefits Committee. Employees, directors, and consultants of the Bancorp or its subsidiaries are eligible to participate in the 2015 Plan. The number of shares reserved for issuance under the 2015 Plan is 250,000 shares. Shares issued under the 2015 Plan may be authorized but unissued shares or treasury shares. As of March 3, 2023, 50,272 shares of restricted stock and no incentive stock options were outstanding under the 2015 Plan.

The Board may at any time terminate or amend the 2015 Plan, subject to certain rights of participants with respect to any outstanding awards. No amendments to the 2015 Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Exchange Act, Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or the rules of any applicable stock exchange or quotation system. Unless previously terminated by the Board, no awards may be made under the 2015 Plan after April 24, 2025.

The purpose of the 2015 Plan is to advance the interests of the Bancorp’s shareholders by enhancing the Bancorp’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Bancorp and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Bancorp’s shareholders. Subject to the terms of the 2015 Plan, the Compensation and Benefits Committee of the Bancorp’s Board of Directors has the sole authority to administer the 2015 Plan, including without limitation, selecting participants, determining the terms of the awards to be granted, establishing rules and procedures to administer the plan, and interpreting the plan. Each of the members of the Compensation and Benefits Committee is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act.

Stock options granted under the 2015 Plan are exercisable in one or more installments in the manner and at the time or times specified by the Compensation and Benefits Committee. No incentive stock option may be exercised more than 10 years after the grant date (or, in the case of a holder of 10% or more of the Bancorp’s voting stock, five years). Non-qualified options may be exercised during such period as the Compensation and Benefits Committee determines at the time of grant. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the common stock on the option’s grant date (or 110% of such value in the case of a holder of 10% or more of the Bancorp’s voting stock). The Compensation and Benefits Committee will establish the exercise price of non-qualified options at the time the options are granted that is no less than the fair market value of the stock on the grant date. Options granted under the 2015 Plan will be adjusted for certain capital changes, such as stock splits and stock dividends. To exercise an option, the participant must provide written notice to the Bancorp. The option price may, in the sole discretion of the Compensation and Benefits Committee, be paid by a participant in cash or shares of common stock owned by the participant for at least six months or any combination thereof. The 2015 Plan authorizes the Compensation and Benefits Committee to grant stock appreciation rights (“SARs”) independently of, or in tandem with, a stock option. Proceeds from SAR exercises are paid in shares of common stock, in cash, or a combination thereof, in the discretion of the Compensation and Benefits Committee.

The Compensation and Benefits Committee may grant awards of restricted stock, subject to forfeiture provisions and transfer restrictions as the committee determines. Pending the lapse of these forfeiture provisions and transfer restrictions, the grantee generally has all the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon. The Compensation and Benefits Committee may condition the vesting of restricted stock on the attainment of specified performance goals. While restricted stock is subject to forfeiture and transfer restrictions, the 2015 Plan does not set forth any minimum or maximum duration for such provisions. The Compensation and Benefits Committee has the authority to accelerate or remove forfeiture provisions and transfer restrictions on the restricted stock prior to the expiration of the restriction period. If the grantee ceases to be employed by the Bancorp for any reason other than death, disability, or retirement prior to the lapse of the restrictions, the unvested portion of the restricted stock will be returned to the Bancorp. In the event of death, disability, or retirement prior to the expiration of the restrictions, a ratable portion of the restricted stock will become fully vested.

The Compensation and Benefits Committee also may award shares of common stock to participants without restrictions or payment therefor as consideration for service to the Bancorp or other reasons as the Compensation and Benefits Committee determines appropriate. Additionally, the Compensation and Benefits Committee may grant awards of performance shares or performance units which may be earned by a participant, in whole or in part, if certain goals established by the Compensation and Benefits Committee (including net income, operating income, return on equity or assets, earnings per share, cash flow, cost control, share price, revenues, market share, and total return to shareholders) are achieved over a designated period of time. The Compensation and Benefits Committee has the discretion to satisfy a participant’s performance shares or performance units by delivery of cash, common stock, or any combination thereof.

In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a “change in control” (as defined in the 2015 Plan) of the Bancorp, the forfeiture provisions and transfer restrictions applicable to such stock lapse and the stock will become fully vested. If the employment of a recipient of performance shares or performance units is involuntarily terminated within 18 months following a change in control, the recipient will be entitled to a pro rata payment with respect to such award to the same extent as if the recipient died or became disabled, subject to compliance with certain provisions of the Code. For purposes of the foregoing, a “change in control” includes a person or persons acquiring 25% or more of the Bancorp’s outstanding shares, a transaction resulting in the current directors of the Bancorp ceasing to constitute a majority of the Board, and shareholder approval of a transaction in which the Bancorp ceases to be an independent publicly-owned entity or in which the Bancorp sells all or substantially all of its assets.

2022 Executive Annual Incentive Plan

The Board of Directors adopted the Executive Incentive Plan on October 27, 2017, acting upon the recommendation of the Compensation and Benefits Committee. On December 17, 2021, the Board, also acting upon the recommendation of the Compensation and Benefits Committee, approved certain revisions to the Executive Incentive Plan, which became effective for the fiscal year beginning January 1, 2022. The Executive Incentive Plan is designed to use a target bonus framework, with a target bonus established for each participant at the beginning of the year. Payouts are determined as a percentage of the target opportunity based on performance relative to criteria established at the beginning of the year. Awards under the Executive Incentive Plan are made in the form of both cash bonuses and grants of time-based restricted stock. All awards of restricted stock under the Executive Incentive Plan were granted pursuant to the 2015 Plan. All of the Bancorp’s executive officers are eligible to participate in the Executive Incentive Plan.

For the cash bonus component of the Executive Incentive Plan, the plan uses a target bonus framework and provides for payouts at, above, or below target based on the Bancorp’s results of return on assets, earnings per share growth, and efficiency ratio. The Compensation and Benefits Committee may modify payouts up or down based on strategic and individual goals, as well as defined risk criteria, which are referred to in the plan as “modifiers.” Threshold and maximum performance levels are set for each measure and can result in payouts ranging from 50% to 150% of target. For 2022, initial target award opportunities were 35% of base salary for the Executive Chairman and CEO, and 25% to 30% of base salary for all other executive officer participants. Performance criteria and weightings are established annually at the beginning of each year by the Compensation and Benefits Committee.

For the equity award component of the Executive Incentive Plan, executive officer participants are eligible to receive annual grants of time-based restricted stock. The performance goals for the equity component are the same as those for the cash bonus component. For 2022, the Bancorp’s Chief Executive Officer had a target long-term incentive opportunity equal to 25% of base salary, and all other executives had a target long-term incentive opportunity equal to 20% of base salary. Grants under the Executive Incentive Plan become fully vested three years from the grant date of the award.

The Executive Incentive Plan contains a “clawback” provision, which provides that in the event within three years of an incentive payout the Bancorp is required to prepare an accounting revision or restatement or determined that the incentives were paid based on inaccurate performance metric results, the Compensation and Benefits Committee will determine whether a clawback of the incentives is appropriate.  Revised or corrected financial statements, in addition to restated financials, can be considered by the Compensation and Benefits Committee in determining whether a payout would have been reduced or whether any misconduct occurred.  Additionally, in the event the Compensation and Benefits Committee determines that an incentive recipient engaged in fraud or intentional misconduct that resulted in significant financial and/or reputational harm to the Bancorp, the committee will determine whether it is appropriate to clawback any incentive compensation awarded during the preceding three years (including equity awards).

Employees’ Savings and Profit Sharing Plan

The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. The Profit Sharing Plan is a defined contribution plan and employees are eligible to participate in the Profit Sharing Plan on January 1st or July 1st next following the completion of one year of employment, the attainment of age 18, and completion of 1,000 hours of employment. The plan is administered by a third party and employees direct their individual investments into any of several investment options including repurchase agreements at the Bank and the Bancorp’s shares purchased on the open market. Employees eligible for the Profit Sharing Plan may redirect their investments at any time.

Contributions to the Profit Sharing Plan are discretionary, made by the Bank and are non-contributory on the part of the employees. All contributions are also subject to review by the Compensation and Benefits Committee and approval by the Board. Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants also become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.

The Profit Sharing Plan is open to all eligible employees and the Bank contributes a percentage of each employee’s profit sharing wages. Consistent with the objectives of the Bancorp’s executive compensation program, contributions to the plan may increase or decrease based upon the return on assets of the Bancorp. The Board has approved and the Compensation and Benefits Committee monitors the formula for plan contributions. For the fiscal year ending December 31, 2022, the plan contributed 3% of each eligible employee’s profit sharing wages as a result of the Bancorp’s 2022 performance, which was the same percentage contributed for the fiscal year ended December 31, 2021.

The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Plan, subject to the limitations imposed by Section 401(k) of the Code. Employees are eligible to participate in the Employees’ Savings Plan on the first day of the month next following the completion of 90 days of employment and the attainment of age 18. Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to meeting the requirements of the Code, using their account as collateral.

Based upon the Bank’s return on assets for the respective years, $494,556 (including forfeitures of $18,336.75) was contributed to the Profit Sharing Plan for the year ended December 31, 2022, and $447,201 (including forfeitures of $21,310) was contributed to the Profit Sharing Plan for the year ended December 31, 2021. For 2022, Mr. Benjamin Bochnowski’s Profit Sharing Plan account was credited with $11,910 compared to $8,700 for 2021; Mr. Torabi’s account was credited with $6,348 compared to $5,506 for 2021; Mr. Lowry’s account was credited with $7,501 compared to $7,110 for 2021; Ms. Cerven’s account was credited with $6,783 and $6,595 for such years; and Mr. Scheub’s account was credited with $7,867 and $7,127 for such years. The contributions made on behalf of executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.”

In November 2022, the Board, upon the recommendation of the Compensation and Benefits Committee, revised the Employees’ Savings and Profit Sharing Plan to amend the Profit Sharing Plan to add a 401(k) matching contribution feature, which took effect on January 1, 2023. Under this new plan design, the Bank will match the contributions of all employees who meet the plan qualifications, including the Bancorp’s named executive officers, at a rate of 50% of the first 6% of the employee’s contributions. Participants electing either pre-tax or Roth contributions will continue to be 100% vested in their own contributions and the earnings on their investments. Employer matching contributions will cliff vest after three years of plan participation.

Group Medical and Insurance Coverage

Group medical and insurance coverage is a customary and competitive employment practice in the community banking industry. The Bank provides a selection of group medical insurance benefits for all full-time employees with employees selecting the type of coverage. The Bank encourages participation in a wellness program by providing a larger premium subsidy for employees who elect a wellness plan. For single employee coverage, the Bank pays 70% for plans with wellness and 60% without. For employees with dependents, the Bank pays 65% and 55%, respectively. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary the first of the month following 30 days of employment and, once they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided on the first of the year following the satisfaction of eligibility requirements that is equal to three times an employee’s salary to a maximum of $500,000.

The Bank’s non-employee directors also are provided the opportunity to receive medical and vision coverage under the Bank’s plan on the same terms as those applicable to employees. Dr. Puntillo, Ms. Garza, and Mr. Wieser are the only outside directors who have elected both medical and vision coverage, while Mr. Gorelick has elected only vision coverage. No other outside director has elected these coverages.

BOLI Insurance

The Bank has invested in Bank Owned Life Insurance (BOLI) that insures selected executive officers, senior vice-presidents, and vice-presidents. A feature of this type of insurance provides a split dollar benefit to each insured that is reviewed by the Compensation and Benefits Committee and approved by the Board. The personal benefit portion of premiums paid for executive officers is indicated in the Summary Compensation Table under the column “All Other Compensation.”

Unqualified Deferred Compensation Plan

The Bank adopted an Unqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) in 1995 due to the Code’s limitation on the amount of contributions a corporation can make on behalf of an employee to a qualified retirement plan. The Deferred Compensation Plan is designed to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to building shareholder value and to provide them with additional financial security as an inducement to remain with the Bank. The Compensation and Benefits Committee administers the plan. To be eligible, an employee must hold a key management full time position that significantly impacts the Bank’s operating success.

The Compensation and Benefits Committee selects which persons shall be participants and authorizes the crediting each year of an amount based upon a formula involving the participant’s employer funded contributions under all qualified retirement plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. In 2022, the maximum compensation level subject to qualified plan limitations was $305,000. The Deferred Compensation Plan provides that following the cessation of employment for any reason, the participant’s account is distributed to the participant or in the event of death, to the designated beneficiary in equal monthly installments over a five-year period unless the Bank’s Board of Directors approves an alternative form of payment at the request of the participant or beneficiary.

Currently, Mr. David Bochnowski and Mr. Benjamin Bochnowski are the only participants in the Deferred Compensation Plan. For the year ended December 31, 2022, the Bank credited $2,760 to Mr. Benjamin Bochnowski’s account under the Deferred Compensation Plan, a match of 3.0% of his base compensation that exceeded the limitation of the Code. This amount is included in Mr. Benjamin Bochnowski’s compensation in the Summary Compensation Table under “All Other Compensation.” Mr. David Bochnowski did not receive a credit from the Bank as his base contribution did not exceed the limitation of the Code.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table presents information on restricted stock held by the Named Executive Officers as of December 31, 2022:

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Date of Full Vesting of Stock Awards
Benjamin J. Bochnowski	1,286(2) 1,458(2) 2,161(2)	46,553 52,780 78,228	2/7/23 2/10/24 2/11/25

Peymon S. Torabi	317(2) 363(2) 388(2) 876(2)	11,475 13,141 14,046 31,711	2/7/23 2/10/24 6/1/24 2/11/25

Robert T. Lowry	824(2) 935(2) 1,085(2)	29,829 33,847 39,277	2/7/23 2/10/24 2/11/25

Leane E. Cerven	777(2) 881(2) 985(2)	28,127 31,892 35,657	2/7/23 2/10/24 2/11/25

Todd Scheub	832(2) 944(2) 1,077(2) 1,000(2)	30,118 34,173 38,987 36,200	2/7/23 2/10/24 2/11/25 4/27/25

(1)  The market value of these awards is determined by multiplying the number of shares by the closing market price of the Bancorp’s Common Stock on December 30, 2022 (the last trading day of 2022), which was $36.20 per share.

(2) Represents shares of time-vested restricted stock that have a three-year cliff-vesting schedule based on continued employment.

Potential Payments upon Termination or Change in Control

Payments Under Employment Agreements

The Bancorp has entered into agreements that will require the payment of compensation to three Named Executive Officers in the event of their termination of employment, change in responsibilities, or a change-in-control of the Bancorp. These agreements are discussed under the heading “Employment Agreements” below. Furthermore, if an employee is involuntarily terminated within 18 months following a change in control of the Bancorp, any remaining transfer restrictions with respect to stock awards he or she holds will lapse.

Finward Bancorp Executive Change in Control Severance Plan

On October 28, 2019, the Board of Directors of the Bancorp adopted the Finward Bancorp Executive Change in Control Severance Plan (the “Severance Plan”).  The purpose of the Severance Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any change in control of the Bancorp or the Bank. The participants under the Severance Plan (each, a “Participant”) include any full-time employee of the Bancorp who is a President, Chief Financial Officer, Chief Operating Officer, or Executive Vice President, and any other full-time employee of the Bancorp or the Bank who is recommended by the Chief Executive Officer of the Bancorp to the Compensation and Benefits Committee of the Bancorp’s Board of Directors to be a key employee who should be eligible to participate in the Severance Plan, and who, in each case, has at least three years of continuous employment and as of the date of the occurrence of a change in control does not have a separate written agreement with the Bancorp or the Bank providing for the payment of severance or other compensation following a change in control. As a result, with the exception of Benjamin J. Bochnowski, all of the Bancorp’s other Named Executive Officers currently are eligible participants in the Severance Plan.

The Bancorp will provide a Participant with the payments and benefits set forth in the Severance Plan if (i) his or her employment is terminated by the Bancorp or the Bank (or any successor) without “cause” (as such term is defined in the Severance Plan) during the period beginning on the first occurrence of a “change in control” (as such term is defined in the Severance Plan) and lasting through the earlier of the Participant’s death, or the 18-month anniversary of the occurrence of the change in control (such period, the “Covered Period”); or (ii) both (A) an event of “good reason” (as such term is defined in the Severance Plan) occurs during the Covered Period, and (B) the Participant terminates his or her employment with the Bancorp or the Bank (or any successor) for such event of good reason within 60 calendar days following the date the Participant provides notice of good reason to the Bancorp (or successor) and after the Bancorp (or successor) has had an opportunity to cure such good reason.

The payments and benefits under the Severance Plan will include: (i) a cash severance payment equal to one times the sum of (A) the Participant’s base salary in effect on the date of termination, or, if greater, in effect on the date of the change in control, plus (B) the greater of the actual annual cash bonus received by the Participant for the calendar year immediately preceding the calendar year in which termination occurs or the annual cash bonus that the Participant would have earned for the entire calendar year in which the termination occurs, at target level; (ii) a lump sum amount equal to 100% of the aggregate annual COBRA premium amounts (based on COBRA rates then in effect) for the medical and dental coverage that was being provided to the Participant and his or her spouse and eligible dependents as of the date of termination; and (iii) a lump sum amount equal to 100% of the annual premiums paid by the Bancorp in respect of the life insurance coverage provided for an active employee similarly situated to the Participant (based upon coverage and rates in effect on the date of the Participant’s termination). The benefits are generally to be paid in a single lump sum, in cash, on the later of the 25th business day following the date of termination, or the fifth business day following the date the release required under the Severance Plan to be executed by the Participant in favor of the Bancorp and the Bank (or successor) becomes effective and irrevocable.

Employment Agreements

The Bancorp and the Bank are parties to three employment agreements, one with Benjamin J. Bochnowski, the President and Chief Executive Officer of the Bancorp and the Chief Executive Officer of the Bank and a Named Executive Officer of the Bancorp, the second with David A. Bochnowski, the Executive Chairman of the Bancorp and the Bank, and the third with Todd M. Scheub, the Executive Vice President & Chief Revenue Officer of the Bancorp, President of the Bank, and a Named Executive Officer of the Bancorp. The terms of these employment agreements obligate the Bancorp to make certain payments to the executive officer in certain termination events, as described below. The Bancorp and the Bank maintain the employment agreements as a means of remaining competitive, aligning each such executive officer with shareholder interests in the event of a change in control, and providing income protection in the event of an involuntary loss of employment. A description of the material terms of each executive officer’s employment agreement is provided below.

Employment Agreement with Benjamin J. Bochnowski

On August 1, 2017, the Bancorp and the Bank entered into an Employment Agreement with Benjamin J. Bochnowski, the President and Chief Executive Officer of the Bancorp and the Chief Executive Officer of the Bank, which was amended pursuant to a First Amendment to Employment Agreement dated July 27, 2018, a Second Amendment to Employment Agreement dated March 15, 2021, and a Third Amendment to Employment Agreement dated May 3, 2021 (as amended, the “Amended Employment Agreement”). Under the Amended Employment Agreement, Mr. Bochnowski will serve as the President and Chief Executive Officer of the Bancorp and the Chief Executive Officer of the Bank for a base salary of $310,500 per year, subject to increases awarded by the Board of Directors and possible decreases before a change of control of the Bancorp or the Bank based on operating results, or if the Bancorp or the Bank makes similar decreases in the base salaries of its other executive officers. The term of the Amended Employment Agreement is for one year, which will be automatically renewed for additional one-year periods unless written notice of non-renewal is delivered by either party at least 60 days prior to the end of the initial or renewal term. Pursuant to this provision, the Amended Employment Agreement was automatically renewed for an additional one-year period as of August 1, 2022. Mr. Bochnowski also is eligible to receive an annual cash performance bonus as may be set by the Board, he is eligible to participate in any equity-based incentive compensation plan or program approved by the Board from time to time, including the Bancorp’s 2015 Plan, and he is entitled to customary fringe benefits and vacation leave. During the term of the Amended Employment Agreement, the Bank will continue to pay the premiums on life insurance policies insuring Mr. Bochnowski providing for current benefits of approximately $671,000.

The Amended Employment Agreement may be terminated by the Bank for “cause,” which is defined in the Amended Employment Agreement as (i) the failure of Mr. Bochnowski to perform his duties under the agreement (other than failure resulting from incapacity due to physical or mental illness), and the failure constitutes gross negligence or willful misconduct, after written demand from the Board; (ii) Mr. Bochnowski’s commission of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors resulting or intended to result in his substantial gain or personal enrichment; or (iii) Mr. Bochnowski’s indictment, conviction, or plea of guilty or no contest to a felony or crime of moral turpitude. The Amended Employment Agreement also will immediately terminate upon Mr. Bochnowski’s death or if he becomes disabled (as defined in the agreement). In addition, the Bank may terminate the agreement without cause upon 30 days prior written notice.

If the Amended Employment Agreement terminates because Mr. Bochnowski is discharged for cause, or because of his resignation without “good reason” (as defined below), or in the event of his disability, the Bank will pay Mr. Bochnowski (i) his unpaid base salary through the date of termination; (ii) any unpaid bonus, incentive compensation, deferred compensation, and other cash compensation accrued as of the date of termination; and (iii) any unused vacation, expense reimbursements, and other cash entitlements due to him as of the date of termination (collectively, the “Accrued Obligations”). Such payments will be made in a lump sum in cash within 30 days after the date of termination, except that any bonus, deferred compensation, or incentive compensation will be paid in accordance with the terms of the relevant plan as applicable to Mr. Bochnowski.

If Mr. Bochnowski is discharged without cause or he resigns for “good reason,” or in the event of his death, then the Bank will pay Mr. Bochnowski, or his heirs or estate as the case may be, (i) the Accrued Obligations; (ii) a lump sum amount equal to 2 times his then-current base salary and most recent annual bonus; (iii) continuation for 18 months of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period; and (iv) the cost of outplacement services. The payment of the foregoing amounts are contingent upon Mr. Bochnowski timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Bancorp.

For purposes of the Amended Employment Agreement, “good reason” is defined as any of the following, which has not been expressly consented to by Mr. Bochnowski in writing: (i) assignment of duties by the Board that are inconsistent with his position, authority, duties, or responsibilities as Chief Executive Officer of the Bank or President and Chief Executive Officer of the Bancorp, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in his then current base salary, unless such reduction is required by law or regulation or is proportionate to a reduction in the base salary of all other executive officers of the Bank; (iii) any failure to re-nominate Mr. Bochnowski as a director of the Bancorp or the Bank, except in connection with or related to the termination of his employment or the expiration of the Amended Employment Agreement; or (iv) any substantial failure by the Bank to comply with any of the provisions of the Amended Employment Agreement; provided that, actions taken by the Board under clause (i) above by reason of Mr. Bochnowski’s inability to perform his responsibilities because of a physical or mental injury or disease will not be deemed “good reason;” provided, further, that, the expiration of the term of the Amended Employment Agreement, or the provision of a notice of non-renewal of the term by either party will not constitute “good reason.”

The Amended Employment Agreement provides that if Mr. Bochnowski is discharged without cause or he resigns for good reason in connection with a “change of control” (as defined in the agreement) of the Bancorp or the Bank, Mr. Bochnowski will receive the payments as described above, except that the payment relating to his “most recent annual bonus” will be the most recent annual bonus received by Mr. Bochnowski prior to the change of control, and the benefits continuation provision of the agreement will be those benefits that were provided to Mr. Bochnowski immediately prior to the change of control; provided that, the foregoing provisions will not apply to the severance and benefits provisions above if the benefits Mr. Bochnowski would receive under those provisions would be greater without the application of the limitations described in this paragraph.

During a period of one year following his termination of employment, Mr. Bochnowski may not solicit or induce any employees or customers of the Bank to leave the Bank. In addition, Mr. Bochnowski is subject to confidentiality provisions protecting the Bancorp’s and Bank’s confidential business information from unauthorized disclosure.

Mr. Bochnowski has agreed that during his employment and for a period of one year following his termination of employment, he will not directly for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Bancorp or the Bank: (i) who has access to, or possesses, confidential information (as defined in the agreement), trade secrets, or other knowledge regarding the Bancorp or the Bank that could give a competitor of the Bancorp or the Bank an unfair advantage; (ii) who, within the one year period preceding Mr. Bochnowski’s separation from employment, has serviced or established goodwill with the Bancorp’s or the Bank’s customers or clients or acquired confidential information about those customers or clients; or (iii) who reported directly or indirectly to Mr. Bochnowski during his last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization, or other entity that is in competition with any product or service provided by the Bancorp or the Bank, or any business or activity of the Bancorp or the Bank. Mr. Bochnowski has further agreed that during his employment and for a period of one year following his termination of employment, he will not directly for himself or for any third party, encourage or induce any customer of the Bancorp or the Bank to cease doing business with the Bancorp or the Bank.

Employment Agreement with David A. Bochnowski

On June 28, 2021, the Bancorp and the Bank entered into an Employment Agreement with Mr. David Bochnowski, the Executive Chairman of the Bancorp and the Bank. On May 20, 2022, the Bancorp and the Bank entered into an Extension Agreement with Mr. Bochnowski, which extended the term of the employment agreement by twelve months to June 28, 2023. The original term of the employment agreement was scheduled to expire on June 28, 2022. The extension agreement became effective as of June 28, 2022, and all other terms and conditions of the Employment Agreement remained the same. As previously disclosed, Mr. Bochnowski has informed the Board of his decision to retire as Executive Chairman and as a member of the Board effective June 30, 2023. As a result, it is expected that Mr. Bochnowski’s employment agreement will expire pursuant to its terms on June 28, 2023 with no further extensions.

The employment agreement, as amended by the extension agreement, provides that effective on June 28, 2021, Mr. Bochnowski shall serve as the Executive Chairman of the Bancorp and the Bank for an initial one-year term under the employment agreement and an additional one-year renewal term under the extension agreement, and provides for a base salary of $140,000 per year, subject to increases awarded by the Board and possible decreases, prior to the occurrence of a Change of Control (as defined in the employment agreement) of the Bank, based on operating results or in the event the Bank makes similar decreases in the base salaries it pays the other executive officers of the Bank. The Bank will continue to pay the premiums on life insurance policies insuring Mr. Bochnowski providing for current death benefits of approximately $750,000. As Executive Chairman, Mr. Bochnowski is to: (i) assist the Bancorp and the Bank with their strategic goals and budgeting process, and (ii) engage in community and banking activities supporting the mission of the Bancorp and Bank.

The employment agreement is terminable by the Bank for “Cause,” which is defined under the employment agreement as (i) the failure of Mr. Bochnowski to perform his duties pursuant to the employment agreement (other than such failure resulting from incapacity due to physical or mental illness), which failure to perform constitutes gross negligence or willful misconduct by Mr. Bochnowski, after a written demand for substantial performance is delivered to Mr. Bochnowski by the Board which specifically identifies the manner in which the Board believes that Mr. Bochnowski has not substantially performed his duties; (ii) the commission by Mr. Bochnowski of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors, resulting or intended to result in substantial gain or personal enrichment to which Mr. Bochnowski was not legally entitled; or (iii) Mr. Bochnowski’s indictment, conviction of, or plea of guilty or no contest to any felony or crime of moral turpitude.

If the employment agreement terminates because Mr. Bochnowski is discharged for Cause, or because of his resignation without Good Reason (as defined below), the Bank will pay Mr. Bochnowski any Accrued Obligations (as defined below) under the employment agreement through his date of termination. “Accrued Obligations” generally means as of the date of his termination, the sum of (A) Mr. Bochnowski’s unpaid base salary through the date of termination, (B) the amount of any unpaid bonus, incentive compensation, deferred compensation and other cash compensation accrued by Mr. Bochnowski as of the date of termination, and (C) any unused vacation, expense reimbursements and other cash entitlements due to Mr. Bochnowski as of the date of termination.

In the event of termination of the employment agreement as a result of the death of Mr. Bochnowski, the Bank will pay Mr. Bochnowski’s heirs or estate any Accrued Obligations under the employment agreement.

In the event of termination of the employment agreement as a result of the disability of Mr. Bochnowski, the Bank will pay Mr. Bochnowski any Accrued Obligations under the employment agreement through his date of termination. In addition, he will be entitled to cash compensation until the end of the term of the employment agreement equal to 66% of his current base salary and annual bonus, and continuation of benefits and senior executive perquisites that would have been provided to Mr. Bochnowski had he remained employed during such period (reduced by any disability payments owed to him under the Bank’s disability policies and programs).

If Mr. Bochnowski is discharged without Cause or resigns for Good Reason (defined as the failure to re-elect him as Executive Chairman and as Chairman of the Board of Directors of the Bancorp or the Bank; assignment of duties inconsistent with Mr. Bochnowski’s position, authority, duties or responsibilities as set forth in the employment agreement; a substantial diminution in Mr. Bochnowski’s responsibilities or duties; or a material breach by the Bank of the employment agreement), and contingent upon Mr. Bochnowski timely executing an effective general release and waiver of all known and unknown claims, Mr. Bochnowski will be entitled to: (1) a lump sum amount equal to two times his then-current salary; (2) a lump sum amount equal to two times the prorated amount of his most recent annual bonus as set forth in the employment agreement; (3) continuation for eighteen months of benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, subject to the terms of the applicable plans and polices; and (4) a payment required to prefund future premiums during the remainder of the term on the insurance policies described above likely to become due prior to the end of the term of the employment agreement.

The employment agreement provides that in the event of Mr. Bochnowski’s discharge without Cause or resignation for Good Reason in connection with a Change of Control (as defined in the employment agreement), the severance payment as it relates to Mr. Bochnowski’s annual bonus will be the most recent annual bonus received by him prior to the Change of Control; provided that, the foregoing provisions will not apply to the severance and benefits provisions if the benefits Mr. Bochnowski would receive under those provisions would be greater without the application of the limitations described in this paragraph. In addition, in the event of a Change of Control, the Bank is to pay to Mr. Bochnowski all future premiums on the life insurance policies on Mr. Bochnowski’s life expected to become due before the end of the term of the employment agreement, subject to the payments terms as set forth above.

Notwithstanding any other provision of the employment agreement, the payments or benefits to be made or afforded to Mr. Bochnowski under the employment agreement when aggregated with any other “parachute payments” (as defined under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”)) as compensation that becomes payable or accelerated due to a Change of Control payable under any plans, agreements, or policies of the Bancorp or Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before Mr. Bochnowski becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Bancorp or Bank loses all or part of its compensation deduction for such payments.

During a period of one year following his termination of employment, Mr. Bochnowski may not directly for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Bancorp or the Bank: (i) who has access to, or possesses, confidential information, trade secrets, or other knowledge regarding the Bancorp or the Bank that could give a competitor of the Bancorp or the Bank an unfair advantage; (ii) who, within the one year period preceding Mr. Bochnowski’s separation from employment, has serviced or established goodwill with the Bancorp’s or the Bank’s customers or clients or acquired confidential information about those customers or clients; or (iii) who reported directly or indirectly to Mr. Bochnowski during his last year of employment, to terminate his employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Bancorp or the Bank, or any business or activity of the Bancorp or the Bank. Mr. Bochnowski also agreed that during his employment with either the Bancorp or the Bank, and for a period of one year following his termination, he may not directly for himself or for any third party, encourage or induce any customer of the Bancorp or the Bank to cease doing business with the Bancorp or the Bank.

Employment Agreement with Todd M. Scheub

On April 27, 2022, the Bancorp and the Bank entered into an Employment Agreement with Mr. Scheub. The employment agreement became effective upon execution. Under the employment agreement, Mr. Scheub shall serve as the President of the Bank, and the Executive Vice President & Chief Revenue Officer of the Bancorp for a base salary of $271,000 per year, subject to increases awarded by the Board and possible decreases if the Bancorp or the Bank makes similar decreases in the base salaries of its other executive officers. The term of the employment agreement is for one year, which will be automatically renewed for additional one-year periods unless written notice of non-renewal is delivered by either party at least 60 days prior to the end of the initial or renewal term. Since no written notice of non-renewal has been provided by either party pursuant to this provision, Mr. Scheub’s employment agreement has been automatically renewed for an additional one-year period effective as of April 27, 2023. Mr. Scheub also is eligible to receive an annual cash performance bonus as may be set by the Board, he will be eligible to participate in any equity-based incentive compensation plan or program approved by the Board from time to time, including the 2015 Plan, and he will be entitled to customary fringe benefits and vacation leave.

Under the employment agreement, Mr. Scheub’s employment may be terminated by the CEO for “cause,” which is defined in the employment agreement as (i) Mr. Scheub’s commission of an act of malfeasance, fraud, embezzlement, breach of trust, or dishonesty; (ii) Mr. Scheub’s indictment, conviction, or plea of guilty or no contest to a felony or crime of moral turpitude; (iii) any unauthorized use or disclosure by Mr. Scheub of confidential information or trade secrets of the Bank; (iv) Mr. Scheub’s gross negligence, insubordination, or material violation of any duty of loyalty to the Bank, any other misconduct on the part of Mr. Scheub, or any violation of law or regulation applicable to the Bank; (v) Mr. Scheub’s failure to satisfactorily perform his duties in the opinion of the CEO, which failure has not been remedied by Mr. Scheub within 30 days after the CEO delivers written notice of such failure to Mr. Scheub; or (vi) Mr. Scheub’s breach of the employment agreement. The employment agreement also will immediately terminate upon Mr. Scheub’s death or if he becomes disabled (as defined in the agreement). In addition, the CEO may terminate Mr. Scheub’s employment without cause upon 30 days prior written notice.

If Mr. Scheub’s employment terminates because he is discharged for cause, or because of his resignation without “good reason” (as defined below), or in the event of his disability, the Bank will pay Mr. Scheub (i) his unpaid base salary through the date of termination; (ii) any unpaid bonus, incentive compensation, deferred compensation, and other cash compensation accrued as of the date of termination; and (iii) any unused vacation, expense reimbursements, and other cash entitlements due to him as of the date of termination (collectively, the “Scheub Accrued Obligations”). Such payments will be made in a lump sum in cash within 30 days after the date of termination, except that any bonus, deferred compensation, or incentive compensation will be determined and paid in accordance with the terms of the relevant plan as applicable to Mr. Scheub.

If Mr. Scheub is discharged without cause or he resigns for “good reason,” or in the event of his death, then the Bank will pay Mr. Scheub, or his heirs or estate as the case may be, (i) the Scheub Accrued Obligations; (ii) a lump sum amount equal to 1.5 times his then-current base salary and most recent annual bonus; (iii) continuation for 18 months of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period; and (iv) the cost of outplacement services. The foregoing payments and benefits are contingent upon Mr. Scheub executing an effective general release and waiver of claims acceptable to the Bancorp and the Bank.

For purposes of the employment agreement, “good reason” is defined as any of the following, which has not been expressly consented to by Mr. Scheub in writing: (i) assignment of duties by the CEO that are inconsistent with Mr. Scheub’s position, authority, duties, or responsibilities as President of the Bank or Executive Vice President & Chief Revenue Officer of the Bancorp, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in his then current base salary, unless such reduction is required by law or regulation or is proportionate to a reduction in the base salary of all other executive officers of the Bank; or (iii) any substantial failure by the Bank to comply with any of the provisions of the employment agreement; provided that, actions taken by the Bank under clause (i) above by reason of Mr. Scheub’s inability to perform his responsibilities because of a physical or mental injury or disease will not be deemed “good reason;” provided, further, that, the expiration of the term of the employment agreement, or the provision of a notice of non-renewal of the term by either party will not constitute “good reason.”

The employment agreement provides that in the event of Mr. Scheub’s discharge without cause or resignation for good reason is in connection with a “change of control” (as defined in the employment agreement), the severance payment as it relates to Mr. Scheub’s annual bonus will be the most recent annual bonus received by Mr. Scheub prior to the change of control, and the benefits continuation provision of the agreement will be those benefits that were provided to Mr. Scheub immediately prior to the change of control; provided that, the foregoing provisions will not apply to the severance and benefits provisions above if the benefits Mr. Scheub would receive under those provisions would be greater without the application of the limitations described in this paragraph. In addition, in the event of a Change of Control, the Bank is to pay to Mr. Scheub all future premiums on the life insurance policies on Mr. Scheub's life expected to become due before the end of the term of the employment agreement, subject to the payments terms as set forth above.

During a period of 18 months following his termination of employment with either the Bancorp or the Bank, Mr. Scheub may not solicit or induce any employees, customers, or prospective customers of the Bank to leave the Bank. Mr. Scheub also has agreed, for a period of 18 months following his date of termination, not to solicit, divert, or accept certain “competitive business” (as defined in the employment agreement) from certain customers and prospective customers of the Bank. In addition, Mr. Scheub is subject to confidentiality provisions protecting the Bancorp’s and Bank’s confidential business information from unauthorized disclosure.

Pay Versus Performance

The following table presents information relating to total compensation reported and paid to the Bancorp’s principal executive officer, the average of total compensation reported and paid to the Bancorp’s other Named Executive Officers, the Bancorp’s total shareholder return (“TSR”), and the Bancorp’s net income for the year presented.

Year	Summary Compensation Table Total for Principal Executive Officer (PEO)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(1)(2)	Value of Initial Fixed $100 Investment Based on Bancorp’s Total Shareholder Return (TSR)	Net Income
2022	$551,482	$502,837	$332,648	$305,999	$100.28	$15,080,000
2021	$649,568	$687,697	$356,673	$379,922	$127.08	$14,963,000

(1)

The dollar amounts reported in these columns represent the amount of “compensation actually paid” to Mr. Benjamin J. Bochnowski and the average of the other Named Executive Officers as a group, as computed in accordance with Item 402(v) of Regulation S-K. Accordingly, these dollar amounts do not reflect the actual amount of compensation earned by or paid to the Named Executive Officers during the applicable year. To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

PEO SCT Total to CAP Reconciliation:

Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation(i)	SCT Total	Deductions from SCT Total(ii)	Additions to SCT Total(iii)	CAP
2022	$398,336	-	$49,504	$551,482	$103,642	$54,997	$502,837
2021	$386,734	$145,103	$58,682	$649,568	$59,049	$97,178	$687,697

Average Non-PEO NEOs SCT Total to CAP Reconciliation:

Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation(i)	SCT Total	Deductions from SCT Total(ii)	Additions to SCT Total(iii)	CAP
2022	$241,709	-	$32,253	$332,648	$58,686	$32,037	$305,999
2021	$224,935	$60,283	$35,460	$356,673	$35,995	$59,244	$379,922

(i)	Reflects “All Other Compensation” reported in the SCT for each year shown.
(ii)

Represents the grant date fair value of equity-based awards granted each year. We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the SCT total related to pension value is not needed.

(iii)	Reflects the value of equity calculated in accordance with the SEC methodology set forth in Regulation S-K Item 402(v)(2)(iii)(C) and 402(v)(8) for determining CAP for each year shown.

(2)

The non-principal executive officer Named Executive Officers reflected in the tables above represent the following individuals for each of the years shown: Peymon S. Torabi, Robert T. Lowry, Leane E. Cerven, and Todd M. Scheub.

Compensation Actually Paid and Total Shareholder Return (TSR)

While TSR is not a metric that is directly used in the Bancorp’s compensation programs at this time, the amount of compensation actually paid to Benjamin J. Bochnowski and the average amount of compensation actually paid to the other Named Executive Officers as a group are generally aligned with the Bancorp’s TSR over the two years presented in the table. This alignment exists primarily because a significant portion of the total compensation earned by Benjamin J. Bochnowski and the other Named Executive Officers consists of equity awards. As further discussed in the section captioned “2022 Executive Annual Incentive Plan” above, for 2022, Mr. Bochnowski had a target long-term equity incentive opportunity equal to 25% of base salary, and all of the other Named Executive Officers had a target long-term equity incentive opportunity equal to 20% of base salary. For 2021, the Compensation and Benefits Committee set the target long-term equity incentive opportunity at 20% of base salary. Grants under the Executive Incentive Plan become fully vested three years from the grant date of the award. Accordingly, as our stock price and TSR declined from December 31, 2021 to December 31, 2022, the value of these equity awards, and thus the compensation actually paid to our named executive officers (as computed in accordance with Item 402(v) of Regulation S-K), also declined. In constructing the Bancorp’s executive compensation program, the Bancorp intends to continue to seek alignment of the interests of management with the long-term interests of the Bancorp’s shareholders.

Compensation Actually Paid and Net Income

The amount of compensation actually paid to Benjamin J. Bochnowski and the average amount of compensation actually paid to the other Named Executive Officers decreased from 2021 to 2022, while net income increased over the same period. This was primarily the result of the decline in the Bancorp’s stock price from December 31, 2021 to December 31, 2022, and, as noted in “Compensation Actually Paid and Total Shareholder Return (TSR)” above, a significant portion of the total compensation earned by Benjamin J. Bochnowski and the other Named Executive Officers consists of equity awards. In addition, as further discussed in the section captioned “2022 Executive Annual Incentive Plan” above, for the cash bonus component of the Executive Incentive Plan, the plan uses a target bonus framework and provides for payouts at, above, or below target based on the Bancorp’s results of return on assets, earnings per share growth, and efficiency ratio. Although net income may be positively impacted by all three plan metrics, net income is not a metric that is directly used in the Bancorp’s compensation programs at this time. For 2022, the Bancorp’s executives agreed not to receive any performance-based cash incentive payout awards under the Executive Incentive Plan. This also contributed to the decline in compensation actually paid to Mr. Bochnowski and the other Named Executive Officers for 2022 (as computed in accordance with Item 402(v) of Regulation S-K) despite the increase in net income over the same time period, as both the equity compensation and non-equity compensation components of total compensation were sensitive to the decrease in stock price over the period presented in the table.

Compensation of Directors for 2022

The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors (except for Mr. Benjamin Bochnowski, who does not receive director’s fees) for their service as directors for 2022, whether or not deferred:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)		Total ($)
David A. Bochnowski	–	–	$210,660	(5)	$210,660
Donald P. Fesko, O.D., FACHE	$31,500	$10,983	–		$42,483
Edward J. Furticella(6)	$11,875	$10,983	$13,685		$36,543
Danette Garza, J.D., CPA	$31,042	$10,983	–		$42,025
Joel Gorelick	$31,500	$10,983	–		$42,483
Amy W. Han, Ph.D	$31,000	$10,983	–		$41,983
Robert E. Johnson, III	$31,417	$10,983	–		$42,400
Kenneth V. Krupinski	$31,500	$10,983	–		$42,483
Anthony M. Puntillo, D.D.S., M.S.D.(7)	$37,333	$10,983	$19,232		$67,548
James L. Wieser, J.D.(8)	$29,000	$10,983	$19,232		$59,215
Robert W. Youman(9)	$24,042	$10,983	–		$35,025

(1)	Information on Mr. Benjamin Bochnowski, who is also a director, is included in the Summary Compensation Table above.
(2)

The amounts reflected in this column represent the aggregate grant date fair value of each stock award calculated in accordance with FASB ASC Topic 718. For restricted stock awards, the grant date fair value is calculated by multiplying the number of shares by the closing price of the Bancorp’s common stock on the grant date. Under the Bancorp’s Director Compensation Policy, each non-employee director will receive an equity award of the Bancorp’s Common Stock in an amount equal to approximately $11,000 for service provided during the prior fiscal year. The number of shares to be granted to each non-employee director is calculated by dividing $11,000 by the closing market price of the Bancorp’s Common Stock on the date of grant, which was $47.96 per share on February 11, 2022. The Bancorp did not issue any fractional shares resulting from this calculation to the non-employee directors. As a result, the Bancorp made awards under the 2015 Plan on February 11, 2022, of 229 shares of Common Stock to each of the non-employee directors, which were fully vested upon grant. See the table beginning on page 5 under the heading “Proposal 1 – Election of Directors” and the footnotes to that table for information regarding the number of shares of Common Stock held by each current director as of March 3, 2023.

(3)

As of December 31, 2022, the following directors had unvested shares of restricted stock: Mr. Bochnowski 2,940 shares, Mr. Fesko 309 shares, Ms. Garza 258 shares, Mr. Gorelick 454 shares, Ms. Han 436 shares, Mr. Johnson 291 shares, Mr. Krupinski 493 shares, Dr. Puntillo 447 shares and Mr. Wieser 420 shares.

(4)	The total perquisites and other personal benefits for each of Mr. Fesko, Ms. Garza, Mr. Gorelick, Ms. Han, Mr. Johnson, Mr. Krupinski and Mr. Youman amounted to less than $10,000.
(5)

This amount reflects (i) $144,200, representing the base salary earned by Mr. Bochnowski for 2022 pursuant to the terms of his employment agreement; (ii) $2,582, representing Split Dollar Plan Life Insurance benefits on the life of Mr. Bochnowski; (iii) $3,719, representing dividends paid on restricted stock awards to Mr. Bochnowski; (iv) $29,563, representing premiums paid by the Bank for term life insurance on Mr. Bochnowski’s life pursuant to his employment agreement described above; (v) $12,600, representing auto expenses; (vi) $1,320, representing phone expenses. Mr. Bochnowski elected the Bank’s employee and spouse medical benefit. The Bank’s paid portion of the medical coverage in 2022 was $16,676.

(6)

Mr. Furticella retired from the Board in May 2022. On May 20, 2022, in connection with his retirement the Board approved the acceleration of vesting for 172 restricted shares granted to him in 2020 and 191 restricted shares granted to him in 2021. The amount in the “All Other Compensation” column reflects the acceleration of these shares.

(7)	Dr. Puntillo elected the Bank’s family medical benefit, effective May 1, 2013. The Bank’s paid portion of the medical coverage in 2022 was $19,232.
(8)	Mr. Wieser elected the Bank’s family medical benefit effective January 1, 2016. The Bank’s paid portion of the medical coverage in 2022 was $19,232.
(9)	Mr. Youman joined the Board in February 2022 and, accordingly, the 2022 cash fees earned reflect a pro-rated portion for his service on the Board.

The Compensation and Benefits Committee is responsible for approving, subject to review by the Board of Directors as a whole, the compensation program for our non-employee directors. In that function, the Compensation and Benefits Committee considers market and peer company data regarding director compensation and evaluates the Bancorp’s director compensation practices in light of that data and the characteristics of the Bancorp as a whole, with the assistance of its independent compensation advisor.

In November of 2020, the Board, acting upon the recommendation of the Compensation and Benefits Committee, approved the Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which was effective January 1, 2021. On March 16, 2022, the Board, acting upon the recommendation of the Compensation and Benefits Committee, approved a revision to the Director Compensation Policy to, among other changes, provide for an annual cash retainer for the Lead Independent Director. Total cash fees paid to the non-employee directors for the year ended December 31, 2022, were $290,208 in the aggregate.

Under the Director Compensation Policy, each non-employee director receives an annual cash retainer of $28,500 for the director’s service on the Board. The Lead Independent Director receives an additional cash retainer of $12,000 for his or her service on the Board. Each non-employee director who serves as the chair of a committee receives an additional annual cash retainer as follows: Chair of the Risk Management and Audit Committee – $3,500; Chair of the Compensation and Benefits Committee – $3,000; Chair of the Credit Committee – $3,000; the Chairs of all other Board committees – $2,500. Members of the Credit Committee (other than the chair) receive an additional annual cash retainer of $500. Each non-employee director may elect to have all or a portion of his or her cash compensation deferred in accordance with the provisions of the Bancorp’s Amended Post 2004 Unfunded Deferred Compensation Plan for Directors. The Director Compensation Policy also provides that each non-employee director will receive an equity award of the Bancorp’s common stock in an amount equal to approximately $11,000 for service provided during the prior fiscal year. Such awards will be granted in February of each year and vest immediately upon grant. All equity awards made pursuant to the Director Compensation Policy are granted under the 2015 Plan.

The Director Compensation Policy further provides that each non-employee director is entitled to participate in medical and vision health insurance coverage under the Bancorp’s group health insurance plan on the same terms and conditions as those applicable to the Bancorp’s employees. In addition, all costs and expenses related to attendance at approved seminars/conferences (including travel and attendance by spouses) are reimbursable by the Bancorp.

Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank

Each director of the Bank may elect on or before December 31st of any year to defer all or a portion of his or her annual director fees for succeeding calendar years. The rate of interest to be paid on deferred fees will be equal to the lower of either (i) the Bank’s regular six-month certificate of deposit, plus 2%, or (ii) 120% of the applicable Federal long-term rate in effect during the month in which the Bank determined or reviews the appropriate interest rate for the Plan. The interest rate will be reset on the first business day of each month.

If a director of the Bank made an election to defer his or her fees any time prior to May 20, 2022 (a “Legacy Participant”), amounts deferred under the plan, together with accumulated interest, are distributed in ten annual installments over a nine year period, beginning with the first day of the calendar year immediately following the year in which such individual ceases to be a director of the Bank. However, if a director of the Bank has never made an election to defer his or her fees under the plan before May 20, 2022 (a “New Participant”), such individual may elect to receive his or her distribution in (1) a single lump sum on the first day of the calendar year following the year in which such individual ceases to be a director of the Bank; (2) five annual installments over a four year period beginning with the first day of the calendar year immediately following the year in which such individual ceases to be a director of the Bank; or (3) ten annual installments over a nine year period beginning with the first day of the calendar year immediately following the year in which such individual ceases to be a director of the Bank. If no distribution election is made, a New Participant will receive his or her deferred benefit in five annual installments over a four year period, beginning with the first day of the calendar year immediately following the year in which such individual ceases to be a director of the Bank.

A participant in the plan may elect a one-time change to the form of benefit in accordance with the Code and the following: (i) a Legacy Participant may elect to change his or her form of distribution to a single lump sum payment, and a New Participant may elect to change his or her form of distribution to any one of the three forms in clauses (1)-(3) above; the election shall not be effective until at least twelve months after the date on which the election is made; and (iii) except for distributions due to death or a Change in Control (as defined in the plan), no payment will be made earlier than five years from the first day of the calendar year following the year in which the plan participant ceased to be a director of the Bank. Notwithstanding the foregoing, the first annual benefit for any director deemed a “specified employee” under applicable tax regulations may not be paid any earlier than six months after the director terminates his services. Upon the death of a director, the balance of any unpaid deferred fees and interest will be paid in a lump sum to the director’s designated beneficiary or estate.

The only director currently deferring fees under this plan is James L. Wieser.

TRANSACTIONS WITH RELATED PERSONS

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to persons who are not executive officers, directors, or principal shareholders of the Bank. At present, the Bank offers loans to its executive officers, directors, principal shareholders, and employees at interest rates that are generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board. Loans to directors, executive officers, and their associates totaled approximately $3.9 million or 2.9% of the Bancorp’s equity capital at December 31, 2022. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features. Except as otherwise described above, neither the Bancorp nor any of its subsidiaries entered into any transaction with any related person during the fiscal years ended December 31, 2022 and 2021 that is required to be disclosed pursuant to Regulation S-K, Item 404.

RISK MANAGEMENT AND AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the Bancorp’s audited financial statements as of and for the year ended December 31, 2022. We have discussed with the Bancorp’s independent registered public accounting firm, FORVIS, LLP, the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. We have also received and reviewed the written disclosures and the letter from FORVIS, LLP, required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees overseeing independence, and have discussed with the independent registered public accounting firm the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022.

We have also concluded that the provision by FORVIS, LLP of non-audit related services to the Bancorp and the Bank during 2022 is compatible with maintaining the auditors’ independence.

This Report is respectfully submitted by the Risk Management and Audit Committee of the Bancorp’s Board of Directors.

Risk Management and Audit Committee Members

Danette Garza (Chair)

Robert E. Johnson, III (Vice Chair)

Joel Gorelick

Kenneth V. Krupinski

Robert W. Youman

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Risk Management and Audit Committee has engaged FORVIS, LLP (formerly BKD, LLP) (“FORVIS”), an independent registered public accounting firm, to be its auditors for the year ending December 31, 2023, subject to ratification by shareholders. FORVIS has served as our independent registered public accounting firm since 2021.

FORVIS audited the Bancorp’s financial statements for the year ended December 31, 2022. A representative of FORVIS is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Required Shareholder Approval

For the appointment of FORVIS as the Bancorp’s auditors for the fiscal year ending December 31, 2023, to be ratified, more votes must be cast by holders of shares of the Bancorp’s common stock in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” ratification of the appointment of FORVIS as the Bancorp’s independent registered public accounting firm. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxy cards.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES

The Bancorp incurred the following fees for services performed by FORVIS in the fiscal years ended December 31, 2022 and 2021:

Audit Fees

Fees for professional services provided in connection with the audit of the Bancorp’s annual financial statements and review of financial statements included in the Bancorp’s Forms 10-Q were $455,029 for 2022 and $325,922 for 2021.

Audit Related Fees

There were no fees for audit-related services paid to FORVIS in fiscal years 2022 or 2021.

Tax Fees

There were no tax fees paid to FORVIS in fiscal years 2022 or 2021.

All Other Fees

No fees were paid in fiscal years 2022 or 2021 for other permissible services that do not fall within the above categories, including regulatory accounting and reporting compliance.

Preapproval Policy

The Risk Management and Audit Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent auditor that exceed $30,000. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Risk Management and Audit Committee regarding the extent of services provided by the independent auditor in accordance with this preapproval, and the fees for the services performed to date. The Risk Management and Audit Committee may also preapprove particular services on a case by case basis.

For fiscal year 2022, preapproved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.”

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Background

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Objectives of Executive Compensation Program. The objectives of the Compensation and Benefits Committee with respect to executive compensation are the following:

(1)	Ensure that compensation is appropriate for the Bancorp in light of all relevant circumstances and provides incentives that further the Bancorp’s long-term strategic objectives;

(2)	Ensure that compensation is consistent with the culture of the Bancorp and the overall goal of enhancing shareholder value;

(3)

Ensure that the Bancorp’s cash compensation and equity and non-equity incentive compensation structures do not encourage excessive risk-taking and that risks are appropriately mitigated by effective controls and oversight;

(4)	Ensure the attraction and retention of key management personnel and motivate management to achieve the Bancorp’s corporate goals and strategies; and

(5)	Align the interests of management with the long-term interests of the Bancorp’s shareholders.

For the past three years, the Bancorp has been profitable, demonstrating strong and sustained performance. In 2020, the Bancorp reported record net income of $15.9 million, representing $4.60 in earnings per basic and diluted share, for the twelve months ended December 31, 2020. Net income increased by $3.8 million or 31.4% from the twelve months ended December 31, 2019. The 2020 annual record earnings were driven by lower interest expense and higher noninterest income, driven primarily by a 266.4% increase in gains on the sale of mortgage loans and a 278.1% increase in gain on sale of securities, net. These record gains were despite the ongoing difficulties related to the COVID-19 pandemic. For the twelve months ended December 31, 2021, the Bancorp reported net income of $15.0 million, representing $4.30 in earnings per basic and diluted share. Net income decreased by $969 thousand or 6.9% from the twelve months ended December 31, 2020. The slight decrease in 2021 earnings related to higher non-interest expense, partially relating to one-time acquisition expenses as part of the Royal Financial, Inc. acquisition, and lower non-interest income due to significant refinancing activity in the prior year as a result of the economic and rate environment, which resulted in more loans originated and sold in 2020. For the twelve months ended December 31, 2022, the Bancorp reported net income of $15.0 million, representing $3.61 in earnings per basic and $3.60 in earnings per diluted share.  Net income increased by $117 thousand or 0.8% from the twelve months ended December 31, 2021. The slight increase in 2022 earnings related to the increase in interest-earning assets acquired from the acquisition of Royal, organic loan growth, and the overall improvement to the net interest margin during the year.

The Compensation and Benefits Committee has adopted a balanced approach to executive compensation, consistent with best practices, the Bancorp’s performance and strategic goals, and the interests of shareholders. The Bancorp’s executive compensation practices are responsibly governed by the Compensation and Benefits Committee, which is comprised of independent directors, and by direct Board oversight. The Compensation and Benefits Committee took several actions to align executive compensation with shareholder interests, including the following:

●

Executive compensation increases for 2020 and 2021 reflected the Bancorp’s performance compared to industry peers, the goal of retaining experienced and highly skilled leadership, the achievement of individual goals, and performance-based promotions.

●

At the recommendation of the Bancorp’s executive management, the only component of executive compensation that was increased for 2022 was a 2% increase in base salary. All other components of executive compensation were not increased for 2022. This reflects management’s ongoing commitment to tying their compensation to the Bancorp’s performance, and to reflect the fact the Bancorp did not achieve the performance goals established by the Compensation and Benefits Committee for 2022.

●

In January of 2023, the Board, acting upon the recommendation of David A. Bochnowski, the Executive Chairman of the Bancorp, and the Compensation and Benefits Committee, and after reviewing the Bancorp’s 2022 performance agreed not to increase the base salary of David A. Bochnowski.

●

In January of 2023, the Board, acting upon the recommendation of Benjamin J. Bochnowski, the President and Chief Executive Officer of the Bancorp, and the Compensation and Benefits Committee, and after reviewing the Bancorp’s 2022 performance agreed not to increase the base salary of Benjamin J. Bochnowski.

●

The Compensation and Benefits Committee reviews the compensation of the Bancorp’s Executive Chairman and the President and Chief Executive Officer and his direct reports annually. The Compensation and Benefits Committee Charter authorizes the hiring by the committee members of independent advisors, including attorneys, to assist the Committee in carrying out its responsibilities. To further align the executives’ interests with those of the Bancorp’s shareholders and the long-term business objectives of the Bancorp, the Compensation and Benefits Committee retained the services of Meridian in June of 2021 to assist it with the assessment of the Bancorp’s executive compensation plans.

●

In January 2023, the Compensation and Benefits Committee reviewed the performance results under the Executive Incentive Plan based on the Bancorp’s 2022 return on assets, earnings per share growth, and efficiency ratio. For 2022, the Bancorp’s executives agreed not to receive any performance-based cash incentive payout awards under the Executive Incentive Plan. This agreement and commitment by the Bancorp’s executives to tie their compensation to the performance of the Bancorp is reflected in the Non-Equity Incentive Plan Compensation column of the 2022 Summary Compensation Table on page 16 above, which shows that, based on 2022 performance, no cash incentives were paid under the Executive Incentive Plan to the Bancorp’s Named Executive Officers.

●

The Bancorp manages its long-term incentive stock awards program responsibly and conservatively. Under the Executive Incentive Plan, restricted stock awards in the form of common equity with a three year vesting period align management’s interests with those of the Bancorp’s shareholders. For 2022, the Compensation and Benefits Committee set the target long-term equity incentive opportunity at 20% of base salary. Grants under the Executive Incentive Plan become fully vested three years from the grant date of the award.

●

Based on 2021 financial results, the Bancorp made awards under the Executive Incentive Plan on February 11, 2022 of 782, 2,161, 1,085, 876, 1,077, and 985 shares of restricted stock with three-year cliff-vesting to Messrs. D. Bochnowski, B. Bochnowski, Lowry, Torabi, and Scheub, and Ms. Cerven, respectively. Based on 2022 financial results, the Bancorp’s executive officers agreed not to receive any awards of restricted stock under the Executive Incentive Plan.

●	No incentive stock options have been granted to any executive officer since 2009.

●

The Bancorp’s insider trading policy prohibits hedging transactions by its directors, officers, and employees, and the Bancorp’s Executive Incentive Plan contains a “clawback” provision that requires executives to reimburse amounts received under the Plan in the event the Bancorp is required to prepare an accounting restatement within three years of payout.

Over this period, the Bancorp has been able to retain key executives who believe in the long-term prospects of the Bancorp and are willing to tie their compensation to achieving the performance goals established by the Compensation and Benefits Committee.

The Board of Directors believes the Bancorp’s compensation programs are well tailored to recruit and retain key executives and drive shareholder value.

Please review this proxy statement and consider the following proposal:

“RESOLVED, that the Bancorp’s shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Bancorp’s Proxy Statement for the 2023 Annual Meeting of Shareholders, including the compensation set forth or described in the 2022 Summary Compensation Table and the other related tables and disclosures.”

Required Shareholder Approval

For the non-binding advisory resolution relating to the compensation of the Bancorp’s Named Executive Officers to be approved, more votes must be cast by the holders of shares of the Bancorp’s common stock in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Bancorp’s Named Executive Officers. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxy cards.

DELINQUENT SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Bancorp’s directors and executive officers, and owners of more than 10 percent of the Bancorp’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Bancorp. To the Bancorp’s knowledge, based solely on a review of filings made with the Securities and Exchange Commission and written representations from directors and officers that no other reports are required for the year ended December 31, 2022, all of the Bancorp’s executive officers, directors and 10 percent shareholders complied with the requirements of Section 16(a) in a timely manner during 2022, except for the following late Form 4 filings: (i) a Form 4 filed on behalf of Leane E. Cerven on March 3, 2022, (ii) a Form 4 filed on behalf of Todd M. Scheub on April 29, 2022, (iii) a Form 4 filed on behalf of Benjamin J. Bochnowski on May 5, 2022, (iv) a Form 4 filed on behalf of David A. Bochnowski on December 21, 2022, (v) a Form 4 filed on behalf of Peymon Torabi on December 22, 2022, (vi) a Form 4 filed on behalf of Tanya A. Leetz on December 23, 2022, (vii) a Form 4 filed on behalf of Robert T. Lowry on December 23, 2022, (viii) a Form 4 filed on behalf of James L. Wieser on March 15, 2022, (ix) a Form 4 filed on behalf of Amy W. Han on May 5, 2022, (x) a Form 4 filed on behalf of Edward Furticella on August 4, 2022, (xi) a Form 4 filed on behalf of Joel Gorelick on September 19, 2022, (xii) a Form 4 filed on behalf of Robert E Johnson, III, on September 19, 2022, (xiii) a Form 4 filed on behalf of Kenneth V. Krupinski on September 19, 2022, (xiv) a Form 4 filed on behalf of Danette Garza on September 19, 2022, (xv) a Form 4 filed on behalf of Donald P. Fesko on September 19, 2022, and (xvi) a Form 4 filed on behalf of Anthony Puntillo on September 19, 2022.

SHAREHOLDER PROPOSALS

If a shareholder wishes to submit a proposal (including a director nomination) for consideration at the 2024 Annual Meeting of the Bancorp’s Shareholders and wants that proposal included in the proxy statement and form of proxy relating to that meeting, the shareholder must deliver written notice of the proposal to the Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, and the notice must be received at this address no later than November 29, 2023 (which is 120 calendar days before the corresponding date in 2023 that the Bancorp’s proxy statement was released to shareholders in connection with the 2022 Annual Meeting of the Bancorp’s Shareholders). Any such proposal will be subject to the requirements of the proxy rules under the Exchange Act and, as with any shareholder proposal (regardless of whether included in the Bancorp’s proxy materials), the Bancorp’s articles of incorporation, by-laws and Indiana law.

If a shareholder wishes to submit a proposal for consideration at the 2024 Annual Meeting of Shareholders, or if shareholder wishes to nominate a candidate for election to the Board, but not for inclusion in the Bancorp’s proxy statement and form of proxy, the Bancorp’s By-Laws require the shareholder to provide the Bancorp with written notice of such proposal or nomination no less than 90 days, nor more than 120 days, prior to the first anniversary of the 2023 Annual Meeting (in the event that the date of the 2024 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 30 days after such anniversary date, the shareholder must provide the Bancorp with written notice of such proposal or recommendation no less than 90 days, nor more than 120 days, prior to the meeting date or, if later, the 10th day following the first public announcement of the date of the 2024 Annual Meeting of Shareholders). Such notice must be sent to the Corporate Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321.

Shareholders who wish to recommend a director candidate should submit the candidate’s name and background information in writing to the Bancorp’s Corporate Secretary at 9204 Columbia Avenue, Munster, Indiana 46321. Nominating shareholders and director nominees must satisfy the requirements set forth in our By-Laws (including the additional information required by Rule 14a-19 under the Exchange Act).

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding” for those registered shareholders who consent to this procedure by either checking “Yes” in the “householding election” on the proxy card that accompanies this mailing or by notifying us at the address or phone number below. If you consent to this procedure, multiple shareholders who share the same address who consent to “householding” will receive only one copy of the Bancorp’s annual report and proxy statement (“Proxy Materials”), but each shareholder will continue to receive a separate proxy card. We have undertaken householding to reduce our printing costs and postage fees. Householding also is environmentally friendly and creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you have consented to householding, you will receive or continue to receive a single copy of the Proxy Materials for future meetings. However, if you decide you would prefer to receive again multiple copies of the Proxy Materials, upon your request, we will promptly provide you with additional copies. You may elect to receive multiple copies for a specific meeting or opt-out of householding for all future meetings. Requests to receive multiple copies of the Proxy Materials can be made at any time prior to thirty days before the mailing of Proxy Materials in March of each year. You may request multiple copies by notifying us in writing to the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, Attention: Shareholder Services, or by telephone at (219) 836-4400.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than those described in the proxy statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this proxy statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope, or to vote by following the related internet or telephone voting instructions.

By Order of the Board of Directors

Leane E. Cerven Executive Vice President, Chief Risk Officer, General Counsel and Secretary

March 30, 2023

FINWARD BANCORP
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717-0718

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FNWD2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98227-P87522

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FINWARD BANCORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Benjamin J. Bochnowski
02) Donald P. Fesko
03) Danette Garza
04) Robert E. Johnson, III

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	Proposal to ratify the appointment of FORVIS, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3.	To approve, on a non-binding advisory basis, the executive compensation of the named executive officers included in the proxy statement for the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 2022 Annual Report on Form 10-K of Finward Bancorp, and form of proxy for the Annual Meeting are available at www.proxyvote.com.

D98228-P87522

FINWARD BANCORP
Annual Meeting of Shareholders
May 5, 2023 9:00 AM, CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peymon S. Torabi, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of FINWARD BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/FNWD2023 at 9:00 AM, CDT, on Friday, May 5, 2023, and at any adjournment or postponement thereof. **This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all nominees for Director and FOR Proposals 2 and 3, and according to the judgment of the proxy with respect to any other matter that may be properly brought before the Annual Meeting.**

The Notice of Annual Meeting of Shareholders and Proxy Statement, 2022 Annual Report on Form 10-K of Finward Bancorp, and form of proxy for the Annual Meeting are also available, without charge, at www.ibankpeoples.com, or from the SEC's Website at www.sec.gov. You also may request a copy of these materials, without charge, at www.proxyvote.com. Please make your request no later than April 21, 2023 to facilitate timely delivery. If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an e-mail or electronic copy of the materials.

Continued and to be signed on reverse side